Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

GXS HOLDINGS, INC.,

GXS JANUARY, INC.,

HAHT COMMERCE, INC.,

and

CERTAIN STOCKHOLDERS OF HAHT COMMERCE, INC.

JANUARY 14, 2004

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AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 14, 2004, by and among HAHT COMMERCE, INC., a Delaware corporation (the “Company”), GXS JANUARY, INC., a Delaware corporation and a wholly owned, indirect subsidiary of Parent (“Merger Sub”), GXS HOLDINGS, INC., a Delaware corporation (“Parent”), and the holders of Company Senior Preferred Stock whose names are set forth on the signature page hereto (the “Holders”).

RECITALS

     WHEREAS, the boards of directors of Parent, Merger Sub and the Company have determined that the merger of Merger Sub with and into the Company on the terms and conditions set forth in this Agreement, with the Company surviving as a wholly owned, indirect subsidiary of Parent (the “Merger”), is advisable and in the best interests of their respective corporations and stockholders and consistent with and in furtherance of their respective business strategies and goals, and consequently have approved and adopted the Merger and this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”).

     WHEREAS, the Company and Global eXchange Services, Inc., a subsidiary of Parent, have entered into a Deposit Escrow Agreement (the “Deposit Escrow Agreement”), dated as of December 24, 2003, with North State Bank (the “Deposit Escrow Agent”), pursuant to which Parent has deposited $750,000 subject to release as provided in the Deposit Escrow Agreement and this Agreement.

     WHEREAS, certain terms used in this Agreement which are not capitalized have the meanings specified in Section 12.1.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties to this Agreement, intending to be legally bound by this Agreement, agree as follows:

ARTICLE I

THE MERGER

     Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, in accordance with the DGCL, Merger Sub shall be merged with and into the Company in accordance with this Agreement and the DGCL, and the separate existence of Merger Sub shall cease. The Company shall be the surviving corporation in the Merger (sometimes referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

     Section 1.2. Effective Time. As soon as practicable on the Closing Date after the delivery of the items set forth in Section 1.4 below (the “Closing Deliveries”), the Company and Merger Sub will cause a Certificate of Merger (the “Certificate of Merger”) to be signed, acknowledged and delivered for filing with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other subsequent date or time as shall be agreed upon by the parties and set forth in the Certificate of Merger and in accordance with the DGCL (the “Effective Time”).

     Section 1.3. Closing. Subject to the satisfaction or, to the extent permissible by law, waiver (by the party for whose benefit the closing condition is imposed) of the closing conditions described in Article IX, the closing of the Merger (the “Closing”) shall take place at the offices of Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina, at 12:00 noon, Raleigh time, or such other location and time as agreed by the Company and Parent, on the date hereof, if mutually agreed by Company and Parent, and otherwise on a date chosen by Parent which date shall not be later than three (3) business days following the satisfaction or waiver of all of the closing conditions described in Article IX or on such other date as may be set by mutual agreement of Parent and the Company (the “Closing Date”).

     Section 1.4. Closing Deliveries.

(a) Closing Deliveries of the Company. At the Closing, the Company shall deliver the following to Parent and Merger Sub:

(i) a certificate executed by the Secretary, or other appropriate officer, of the Company certifying as of the date of Closing (a) a true and correct copy of the certificate of incorporation of the Company as in effect immediately prior to the Closing (including all amendments thereto, the “Company Certificate of Incorporation”), (b) a true and correct copy of the bylaws of the Company as in effect immediately prior to the Closing, (c) incumbency matters, (d) a true and correct copy of the resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, and (e) approval of this Agreement and the Merger and the consummation of the transactions contemplated hereby by holders of the requisite number of shares of outstanding Company Capital Stock, including the approval of holders of a majority of the outstanding Company Series A1 Stock;

(ii) (w) a certificate executed by an appropriate official certifying the existence of the Company and each

Subsidiary of the Company that is not in the process of being dissolved or otherwise having its corporate existence terminated (each a “Surviving Subsidiary”) in its respective jurisdiction of organization and all other states (or other jurisdiction) where it has substantial business operations and is qualified to do business; (x) certified articles of incorporation and by-laws (or the equivalent organizational documents) of each Surviving Subsidiary; (y) good standing certificates in respect of the Company and each Surviving Subsidiary (but only to the extent available with respect to foreign Company Subsidiaries following reasonable efforts by the Company); and (z) a tax good standing or similar certificate (but only to the extent available with respect to foreign Company Subsidiaries following reasonable efforts by the Company) for the Company and each Surviving Subsidiary from the revenue authority of its jurisdiction of incorporation and each jurisdiction in which it is qualified to do business, certifying the payment of all taxes due and filing of all required filings with such jurisdiction, all in form and substance reasonably satisfactory to Parent;

(iii) physical possession of all original minute books, corporate seals and stock or equity ownership records of the Company;

(iv) physical possession of all books and records (other than those covered by clause (iii) above), Company permits, policies, contracts, plans or other instruments that are in the possession of the Company, all such materials (unless otherwise specified by Parent in writing prior to the Closing) to be deemed delivered to Parent if they are present at any of the Company’s facilities;

(v) a legal opinion from counsel to Company addressing appropriate matters (including due authorization, Company stockholder approval of the Merger and the Agreement, the capitalization of the Company and certain other matters), in form and substance reasonably acceptable to Parent;

(vi) resignations of each director of the Company and any Company Subsidiary, effective as of the Effective Time;

(vii) a certificate with respect to the Company Transaction Expenses (defined below) executed by an officer of the Company; and

(viii) a counterpart of the Exchange Agreement, in the form attached hereto as Exhibit A (the “Exchange Agreement”), executed by the Company and each of the Holders party hereto; and

(ix) all other documents and certificates required to be delivered by Company pursuant to the terms of this Agreement.

(b) Closing Deliveries of Parent and Merger Sub. At the Closing, Parent and Merger Sub shall deliver the following to the Company:

(i) a certificate executed by a Secretary or assistant secretary of Merger Sub certifying as of the Closing Date (a) a true and correct copy of the certificate of incorporation of Merger Sub as in effect immediately prior to the Closing, (b) a true and correct copy of the By-Laws of Merger Sub as in effect immediately prior to the Closing, (c) a true and correct copy of the resolutions of the board of directors and sole stockholder of Merger Sub authorizing the execution, delivery and performance of this Agreement by Merger Sub and the consummation of the transactions contemplated hereby and (d) incumbency matters;

(ii) a certificate executed by a Secretary or assistant secretary of Parent certifying as of the Closing Date (a) a true and correct copy of the certificate of incorporation of Parent as in effect immediately prior to the Closing, (b) a true and correct copy of the bylaws of Parent as in effect immediately prior to the Closing, (c) a true and correct copy of the resolutions of the board of directors of Parent authorizing the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby and (d) incumbency matters;

(iii) a legal opinion from counsel to Parent and Merger Sub addressing appropriate matters, including due authorization and approval of the Merger and the Agreement and due authorization and the issuance of Stock Consideration, in form and substance reasonably acceptable to the Company; and

(iv) a counterpart of the Exchange Agreement, executed by Parent and Merger Sub and each Parent affiliate party thereto.

     Section 1.5. Effects of the Merger. The Merger shall have the effects set forth in the DGCL, including Section 259 of the DGCL, and in accordance therewith, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 1.6. The Certificate of Incorporation. The certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the certificate of incorporation of the Surviving Corporation until duly amended as provided therein or by applicable law; provided, however, that the Certificate of Merger shall provide that, at the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be HAHT Commerce, Inc., or such other name as designated by Parent prior to Closing.

     Section 1.7. The By-Laws. The by-laws of Merger Sub in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the by-laws of the Surviving Corporation until duly amended as provided therein or by applicable law; provided, however that at the Effective Time, the by-laws of the Surviving Corporation shall provide that the fiscal year of the Surviving Corporation be the same as that of Parent.

     Section 1.8. Directors of Surviving Corporation. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

     Section 1.9. Officers of Surviving Corporation. The officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES AND CASH

     Section 2.1. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”).

(b) Cancellation of Treasury Stock. Each share of Company capital stock held by the Company as treasury stock or owned by any Company Subsidiary immediately prior to the Effective Time shall be canceled and retired, and no payment shall be made or consideration delivered in respect thereto.

(c) Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(i) “Cash Consideration” shall mean Fifteen Million Dollars ($15,000,000) in immediately available funds; provided that (i) such amount is subject to reduction in accordance with Section 2.7, and (ii) shall be further reduced by (A) the amount necessary to satisfy the Change in Control Obligations, (B) the amount of Company Transaction Expenses to the extent not reflected in the closing balance sheet delivered pursuant to Section 2.7(b), and (C) the amount of any tax withholding required and any transfer, documentary, sales, use, stamp, registration, value added or other such taxes or fees (including any real property transfer taxes or any similar taxes) incurred in connection with the consummation of the Merger (other than taxes due with respect to the issuance of the shares included as part of the Merger Consideration).

(ii) “Change in Control Obligations” shall mean the amounts owed to those executive officers of the Company (a list of whom has been delivered to Parent) for whom the consummation of the Merger will constitute a “change of control” as of the Effective Time under their employment and compensation agreements with the Company.

(iii) “Company Senior Preferred Stock” shall mean, collectively: all of the issued and outstanding shares of the Company’s Series C1 Convertible Preferred Stock, par value $0.001 per share; all of the issued and outstanding shares of the Company’s Series B1 Convertible Preferred Stock, par value $0.001 per share; and all of the issued and outstanding shares of the Company Series A1 Convertible Preferred Stock, par value $0.001 per share.

(iv) “Company Transaction Expenses” means the out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers (including CIBC World Markets, Corp.), experts and consultants to the Company and its affiliates), incurred by the Company or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters related to the closing of the transactions contemplated by this Agreement, including without limitation the resolution of appraisal rights pursuant to Section 262 of the DGCL, as set forth on a certificate signed by an officer of the Company and delivered to Parent on the Closing Date; provided that no later than three (3) business days prior to the Closing Date, the Company shall prepare in good faith a statement setting forth an estimate of the total Company Transaction Expenses and shall submit a final statement through Closing from each advisor or other service provider whose fees constitute Company Transaction Expenses (which statements shall reflect amounts previously invoiced and/or paid).

(v) “Escrowed Consideration” means $2,250,000 of the Cash Consideration and $4,750,000 of the Stock Consideration, valued as set forth in the definition of Stock Consideration below, rounded to the nearest whole number of shares.

(vi) “Merger Consideration” means the following items (i), (ii) and (iii) collectively, as may be adjusted, up or down, pursuant to Section 2.7:

(i) the Cash Consideration plus the Stock Consideration, less the Escrowed Consideration;

(ii) any cash in lieu of fractional Parent Shares as set forth in Section 2.2(h); and

(iii) the right to receive the Escrowed Consideration out of the escrow to be established pursuant to Section 2.5 below in accordance with the terms of this Agreement and the Escrow Agreement.

(vii) “Parent Shares” means (i) shares of Series A Preferred Stock, $0.01 par value per share of Parent (“Parent Preferred Stock”) and (ii) shares of common stock, $0.01 par value, of Parent (“Parent Common Stock”).

(viii) “Stock Consideration” means Parent Shares equal in value to $15,000,075, valuing each share of Parent Preferred Stock at $100.00 per share (the “Parent Preferred Share Price”) and each share of Parent Common Stock at $0.50 per share (the “Parent Common Share Price” and, together with Parent Preferred Share Price, the “Parent Share Price”) and issued in a ratio of 25 shares of Parent Common Stock for each Share of Parent Preferred Stock, with any adjustment to the amount of Stock Consideration required under this Agreement to be made in the same relative proportions.

(d) Conversion of Company Stock. Each share of Company Senior Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Senior Preferred Stock to be canceled pursuant to Section 2.1(b)) and each share of Common Stock, par value $0.001 of the Company (“Company Common Stock”), shall be converted into the right to receive, subject to the terms of the Exchange Agreement, the Merger Consideration on a pro rata basis based upon the liquidation preferences and priorities of each such share of Company Senior Preferred Stock and Company Common Stock as set forth in Article V, Paragraph 3 of the Company Certificate of Incorporation, it being understood that pursuant to the terms of the Company Certificate of Incorporation, all shares of Company Common Stock shall no longer be outstanding, shall be cancelled and retired without payment of any consideration therefore and shall cease to exist.

      Section 2.2. Exchange of Certificates and Cash.

     (a)  Exchange. As promptly as practicable following the Closing, Parent shall exchange, pursuant to Article IIand subject to the restrictions in this Section 2.2, certificates representing Company Senior Preferred Stock and Company Common Stock

entitled to receive any portion of Merger Consideration pursuant to the Company Certificate of Incorporation (collectively, “Company Stock”) and distribute the Merger Consideration to the holders of Company Stock.

     (b)  Exchange Procedures. Promptly after the Closing, the Surviving Corporation shall mail to each holder of record of shares of Company Stock issued and outstanding immediately prior to the Effective Time who will receive Merger Consideration under the terms of in Article V, Paragraph 3 of the Company Certificate of Incorporation, (other than the Company or any Company Subsidiary): (A) a letter of transmittal (the “Letter of Transmittal”) specifying that delivery shall be effected, and that risk of loss and title to each certificate (a “Certificate”) formerly representing any shares of Company Senior Preferred Stock shall pass only upon proper delivery of the Certificates (or affidavits of loss in lieu of Certificates) to the Surviving Corporation, in a form and with other customary provisions reasonably specified by the Surviving Corporation, and (B) instructions for surrendering the Certificates to the Surviving Corporation in exchange for the Merger Consideration to which each such holder is entitled pursuant to Section 2.1, together with cash in lieu of any fractional Parent Shares.

     (c)  Cash and Parent Shares to be Issued Upon Exchange. Upon surrender of a Certificate for cancellation to the Surviving Corporation together with the Letter of Transmittal and a counterpart of the Exchange Agreement, duly executed, the holder of that Certificate shall be entitled to receive in exchange (i) subject to the provisions of the Exchange Agreement, a certificate or other appropriate evidence of that number of Parent Shares that the holder is entitled to receive pursuant to Section 2.1 or other equity interests into which such Parent Shares are to be exchanged pursuant to the Exchange Agreement, (ii) a check in the amount (after giving effect to any required Tax withholding) of (A) any cash in lieu of fractional Parent Shares, plus (B) any unpaid dividends (other than stock dividends) and any other dividends or other distributions that such holder has the right to receive under the provisions of this Article II (if any), plus (C) such holder’s share of the Cash Consideration, and the Certificate so surrendered shall immediately be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of shares of Company Stock that is not registered in the transfer records of the Company, the proper number of Parent Shares, together with a check for any cash to be paid upon the surrender of the Certificate and any other dividends or distributions (if any) in respect of those shares, may be issued or paid to such a transferee if the Certificate formerly representing such Shares of Company Stock is presented to the Surviving Corporation, accompanied by all documents required to evidence and effect the transfer and to evidence that any applicable stock transfer taxes have been paid. If any Parent Shares or Cash Consideration are to be issued in a name other than that in which the surrendered Certificate is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other Taxes required by reason of the issuance of certificates for Parent Shares in a name other than that of the registered holder of the surrendered Certificate, or shall establish to the satisfaction of Parent or the Surviving Corporation that such Tax has been paid or is not applicable.

     (d)  Distributions with Respect to Unexchanged Company Stock. Whenever a dividend or other distribution is declared by Parent in respect of the Parent Shares and the record date for that dividend or other distribution is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all Parent Shares issuable under this Agreement. No dividends or other distributions in respect of the Parent Shares shall be paid to any holder of any unsurrendered Certificate until all Certificates registered in the name of such holder are surrendered for exchange in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued or paid to the holder of the Parent Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date at or after the Effective Time and a payment date on or prior to the date of issuance of such whole Parent Shares and not previously paid, and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole Parent Shares with a record date at or after the Effective Time but with a payment date subsequent to surrender. For purposes of dividends or other distributions in respect of Parent Shares, all Parent Shares to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time.

     (e)  Limitation on Receipt of Parent Shares. Notwithstanding the foregoing, no holder of Company Stock shall receive Parent Shares unless such holder of Company Stock is and makes a representation to Parent that it is an “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). With respect to any holder of Company Stock that is unable to make such a representation, each such holder shall receive, in lieu of Stock Consideration, additional Cash Consideration equal in value to the Parent Shares such holder would have otherwise received, determined as set forth in definition of “Stock Consideration” above and any Parent Stock not issuable to such holder shall be reallocated to the other holders of Company Stock.

     (f)  No Further Ownership Rights in Company Stock. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration. All Merger Consideration, together with any cash paid under Section 2.2(d) or Section 2.2(h) distributed upon the surrender for or exchange of Certificates in accordance with the terms of this Agreement, shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Stock formerly represented by such Certificates.

     (g)  No Further Transfers. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the records of the Company of the shares of Company Stock that were outstanding immediately prior to the Effective Time.

     (h)  Cash in Lieu of Fractional Shares. No fractional Parent Shares shall be issued to any holder of Company Stock, upon the surrender for exchange of Certificates, and any such fractional interests will not entitle its owner to receive dividends or any other rights of a holder of Parent Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Company Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Share (after taking into account all Certificates delivered by such holder), shall receive from the Surviving Corporation, in accordance with the provisions of this Article II, a cash payment in lieu of such fractional Parent Shares representing a cash amount, without interest, determined by multiplying the Parent Share Price by the fraction of a Parent Share to which the holder would otherwise have been entitled. As promptly as practicable after the determination of such amount of cash, if any, to be paid to holders of fractional share interests, the Surviving Corporation shall notify Parent, and Parent shall deposit that amount with the Surviving Corporation and shall cause the Surviving Corporation to forward payments to the holder of fractional Parent Shares, subject to and in accordance with the terms of this Section.

     (i)  Duration of Exchange Rights. Notwithstanding the provisions of this Agreement, none of Parent, the Surviving Corporation or any other person shall be liable to any former holder of shares of Company Stock for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

     (j)  Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit in form and substance satisfactory to the Surviving Corporation of that fact by the person claiming such Certificate to be lost, stolen or destroyed, but without any requirement for the posting by such person of a bond, Parent will issue in exchange for such lost, stolen or destroyed Certificate the Parent Shares, any unpaid dividends or other distributions, the applicable portion of the Cash Consideration and any cash payment in lieu of a fractional share in respect of that Certificate issuable or payable under this Article II upon due surrender thereof and deliverable in respect of the shares of Company Senior Preferred Stock represented by such Certificate under this Agreement, in each case, without interest.

     Section 2.3. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of a Certificate such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other provisions of applicable law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of a Certificate in respect to which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

     Section 2.4. Treatment of Stock Options and Warrants.

     (a)  Subject to the consummation of the Merger, the Company shall terminate each Company Stock Option (as defined in Section 3.4(a)) outstanding as of the Effective Time without further liability to the Company, Parent, Merger Sub or the Surviving Corporation.

     (b)  Except as set forth on Schedule 2.4, subject to the consummation of the Merger, the Company shall cause each outstanding Company Warrant (as defined in Section 3.4(a)) and each other right to purchase or receive equity of the Company or any Company Subsidiary to be terminated without further liability to the Company, Parent, Merger Sub or the Surviving Corporation.

     Section 2.5. Escrow of Certain Merger Consideration. As soon as practicable following the consummation of the Merger, the Surviving Corporation shall deliver the Escrowed Consideration to an escrow pursuant to and in accordance with the terms of an escrow agreement (the form of which shall be reasonably agreed to by Parent and the Company, the “Escrow Agreement”), by and among an escrow agent acceptable to Parent and the Company (the “Escrow Agent”), the Company Stockholder Representative (as defined in Section 10.6) and Parent. Such Escrowed Consideration shall secure payment of the final cash and/or working capital adjustment payable to Parent, if any, pursuant to Section 2.7 and the indemnification obligations of the Holders pursuant to the provisions of Article X, and shall be subject to release, subject to the provisions of Section 10.4, only upon the later of the termination of the period during which representations and warranties survive the Closing Date (other than such warranties for which the survival period does not terminate) and the date on which any claims raised by Parent, Merger Sub or the Surviving Corporation during such period are finally resolved. By virtue of the Merger, each holder of Company Stock converted into the Merger Consideration authorizes and agrees to be bound by the terms and conditions of the Escrow Agreement, including the appointment of the Company Stockholder Representative, with full power of substitution, as an agent and attorney-in-fact, with full power and authority to act jointly for and on behalf of such holder for all purposes of the Escrow Agreement as set forth in Section 10.6.

     Section 2.6. Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time and held by holders who have not consented to and approved the adoption of this Agreement in writing and who qualify under and have complied with all of the provisions of Section 262 of the DGCL (“Dissenting Shares”) shall not, by virtue of the Merger, be canceled or converted into the right to receive the Merger Consideration, as the case may be, but such holders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the provisions of Section 262 of the DGCL; provided, however, that if (a) any holder of Dissenting Shares (i) subsequently delivers a written withdrawal of his demand for appraisal rights (with the written consent of the Company if such written withdrawal is not made within 60 days after the Effective Time), or (ii) fails to perfect dissenters’ rights as provided in Section 262 of the DGCL, or (b) neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of Dissenting Shares within the time provided in Section 262 of the DGCL, each Dissenting Share held by such holder or holders (as the case may be) shall thereupon be deemed, as of the Effective Time, to have been canceled or converted into and to have become exchangeable for the right to receive the Merger Consideration, as the case may be.

     Section 2.7. Working Capital Adjustment. The amount of Cash Consideration shall be adjusted by the amount determined as follows:

     (a)  In the event that the total amount of total current assets less total current liabilities of the Company (without regard to any deferred tax assets or liabilities and without regard to any French research and development tax credits) as of the Effective Time (the “Working Capital”), determined as provided in Section 2.7(b) does not equal $1,200,000 and/or the amount of cash, cash equivalents and short term investments held by the Company (“Closing Date Cash”) does not equal $4,700,000, then the amount of Cash Consideration shall be adjusted as follows: (i) if Closing Date Cash is less than $4,450,000, then Cash Consideration shall be reduced by the shortfall; (ii) if Closing Date Cash exceeds $4,950,000, then Cash Consideration shall be increased by the excess; (iii) if Working Capital is less than $950,000, then Cash Consideration shall be reduced by the shortfall; and (iv) if Working Capital exceeds $1,450,000, then Cash Consideration shall be increased by the excess. Notwithstanding the foregoing, in the event the Company and Parent mutually agree that any cash payment(s) by the Company prior to Closing, other than in the ordinary course of the Company’s business, would be beneficial to both parties, then Parent and the Company may agree, by written consent, to reduce the target amount of Working Capital or Closing Date Cash specified above by the amount of such cash payment(s).

     (b)  (1) The Company shall prepare and deliver to Parent not later than two (2) days before the Closing Date a preliminary closing balance sheet which shall set forth the Company’s good faith estimate of the amount of Working Capital (the “Estimated Working Capital”) and Closing Date Cash (the “Estimated Closing Date Cash”), as well as the Company’s calculation of Cash Consideration, Stock Consideration and the amount of Change in Control Obligations, pursuant to the terms of this Agreement. The preliminary closing balance sheet will be prepared using GAAP (as defined in Section 3.5(a)) and applied on a basis consistent with prior periods, except that such preliminary closing balance sheet will not reflect accruals or payments with respect to the items identified in clause (ii) of the definition of Cash Consideration in Section 2.1(c)(i) that are incurred outside the ordinary course of the Company’s business or accruals or payments, if any, made with respect to the officers’ and directors’ liability insurance premiums described in Section 7.5(b). The preliminary closing balance sheet (A) shall contain all information reasonably necessary to determine the calculation of Working Capital, as estimated by the Company and the resulting adjustments to the Estimated Cash Consideration, and such other information as may be reasonably requested by Parent, and (B) shall be certified by the Company to be a true and complete good faith estimate as of the date thereof.

          (2) No later than one hundred twenty (120) days after the Closing Date, Parent will deliver, or cause to be delivered, to the Company Stockholder Representative a statement setting forth in reasonable detail Parent’s determination of Working Capital, Closing Date Cash and the resulting adjustments to the Cash Consideration. If the Company Stockholder Representative disputes the amount of Working Capital or Closing Date Cash determined by Parent, it shall deliver to Parent within thirty (30) days after its receipt of Parent’s statement a written statement setting forth in reasonable detail the items on Parent’s statement disputed and shall describe in reasonable detail the basis for the objection, as well as the amount in dispute. If the Company Stockholder Representative notifies Parent of its acceptance of Parent’s statement, or if the Company Stockholder Representative fails to deliver its statement within the 30-day period specified in the preceding sentence, Parent’s determination of Working Capital shall be conclusive and binding on the parties as of the last day of the 30-day period.

          (3) If a notice of disagreement shall be delivered pursuant to Section 2.7(b)(2), Parent and the Company Stockholder Representative shall, during the thirty (30) days following such delivery, use their reasonable efforts to reach an agreement on the disputed items or amounts in order to determine, as may be required, the amount of Working Capital or Closing Date Cash. If, during such period, Parent and the Company Stockholder Representative are unable to reach such agreement, they shall promptly thereafter cause independent accountants of nationally recognized standing reasonably satisfactory to Parent and the Company Stockholder Representative, promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Working Capital and Closing Date Cash. In making such calculation, such independent accountants shall consider only those items or amounts in Parent’s calculation of Working Capital and Closing Date Cash as to which the Company Stockholder Representative has disagreed. Such independent accountants shall deliver to Parent and the Company Stockholder Representative, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon Parent and the Company Stockholder Representative. The cost of such review and report shall be borne by Parent if the net difference between (w) Working Capital and Closing Date Cash, as finally determined, and (x) Parent’s calculation thereof delivered pursuant to Section 2.7(b)(2) is greater than the difference between (y) Working Capital and Closing Date Cash, as finally determined, and (z) the Company Stockholder Representative’s calculation thereof delivered pursuant to Section 2.7(b)(1), and by the Holders, by reduction of the Escrowed Consideration payable to them, if the first such difference is less than the second such difference and otherwise equally by Parent and the Holders.

     (c)  The Surviving Corporation will agree to cause its independent accountants to cooperate and assist in the preparation of the calculation of Working Capital and Closing Date Cash and in the conduct of the review by the independent auditor referred to in this Section 2.7, including without limitation, the making available to the extent necessary of books, records, work papers and personnel.

     Section 2.8. Determination of Cash Consideration. The Cash Consideration shall be determined as follows:

     (a)  Payment of Estimated Cash Consideration. At the Closing, subject to the provisions of Section 2.5, the amount of Cash Consideration shall be determined based on the amount of Estimated Working Capital and Estimated Closing Date Cash (the “Estimated Cash Consideration”) set forth on the initial settlement statement delivered by the Company pursuant to Section 2.7(a).

     (b)  Payments to Reflect Adjustments.

          (1) If the Cash Consideration as finally determined pursuant to Section 2.7(b) exceeds the Estimated Cash Consideration, Parent shall pay an additional amount of Cash Consideration to the eligible Company Stockholders as soon as practicable, but in any case within 30 days after the date on which the final Cash Consideration is determined pursuant to Section 2.7(b), representing the difference between the Cash Consideration and the Estimated Cash Consideration.

          (2) If the Cash Consideration as finally determined pursuant to Section 2.7(b) is less than the Estimated Cash Consideration, Parent shall be entitled to receive from the Escrow, an amount of Cash Consideration representing the difference between the Cash Consideration and the Estimated Cash Consideration

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent, subject to such exceptions or qualifications to specific representations and warranties as are disclosed in writing in the disclosure letter previously delivered by the Company to Parent (the “Company Disclosure Letter”) as of the date hereof and as of the Effective Time, that:

     Section 3.1. Organization, Qualifications and Corporate Power.

     (a)  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction (which jurisdictions are set forth in Section 3.1(a) of the Company Disclosure Letter) where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have no Material Adverse Effect on the Company. For purposes of this Agreement, “Material Adverse Effect” means, with respect to any person, any state of affairs or change that has had, or will reasonably be likely to have, a material adverse effect on the business, assets, properties, results of operations, prospects or condition (financial or otherwise) of such person and such person’s subsidiaries taken as a whole, or that has materially impaired or is reasonably likely to materially impair the ability of such person to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. The Company has all requisite power and authority (i) to own, lease, and use its assets as now owned, leased, and used, (ii) to conduct its business as now conducted, and (iii) to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by the Company hereunder and thereunder.

     (b)  Section 3.1(b) of the Company Disclosure Letter sets forth a true and accurate list of all direct or indirect Subsidiaries of the Company (“Company Subsidiaries”), including the jurisdiction of formation of each Company Subsidiary and each jurisdiction in which each Surviving Subsidiary is qualified to do business. Except as set forth in Section 3.1(b) of the Company Disclosure Letter, the Company owns all equity (and interests therein) of each Company Subsidiary free and clear of any lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities). Except for its majority owned subsidiary, HAHT Commerce S.A. (formerly known as iMediation S.A.), and HAHT Commerce S.A.’s subsidiaries, and as set forth in Section 3.1(b) of the Company Disclosure Letter, the Company does not (i) own of record or beneficially, directly or indirectly, (A) any shares of capital stock or securities convertible into capital stock of any other corporation or (B) any interest in any partnership, association, limited liability company, joint venture or other non-corporate business enterprise or (ii) control, directly or indirectly, any other entity. The Company has delivered or made available to Parent true and complete copies of the charter and bylaws of each Company Subsidiary as currently in effect.

     (c)  Except as set forth in Section 3.1(c) of the Company Disclosure Letter, each Company Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have no Material Adverse Effect on the Company. Except as set forth in Section 3.1(c) of the Company Disclosure Letter, there are no outstanding (i) securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of any Company Subsidiary or (ii) options or other rights to acquire from the Company or any Company Subsidiary, or other obligation of the Company or any Company Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Company Subsidiary (the items in Sections 3.1(c)(i) and 3.1(c)(ii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

     Section 3.2. Authorization of Agreements, Etc. Section 3.2 of the Company Disclosure Letter sets forth a true and complete list of all third party consents required to be obtained by the Company or any Company Subsidiary in connection with the Merger. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder have been, or will be on the Closing Date, duly authorized by all requisite corporate action on the part of the Company, its officers, directors and stockholders, other than, with respect to the Merger, the filing of the Certificate of Merger. Subject to obtaining the third party consents set forth in Section 3.2 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder will not: violate or require the consent of any third party under any provision of foreign or domestic law, statute, ordinance, rule, regulation, order, judgment or decree (“law”), any order of any court or other agency of government, the Company Certificate of

Incorporation, the by-laws of the Company, or any provision of any indenture, lease, license, agreement or other instrument to which the Company or any of its property or assets or any Company Subsidiary is bound, other than the filing of the Certificate of Merger; or conflict with, result in a breach of, constitute (with due notice or lapse of time or both) a default under, or constitute grounds for termination of, any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the property or assets of the Company or any Company Subsidiary (other than any such conflicts, breaches, terminations, defaults, liens, charges, restrictions, claims or encumbrances that, individually or in the aggregate, are immaterial to the Company).

     Section 3.3. Validity. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability is limited by applicable insolvency and other laws affecting creditors’ rights generally and by the availability of equitable remedies and by public policy.

     Section 3.4. Capitalization.

     (a)  The authorized capital stock of the Company consists of 156,500,000 shares divided into (i) 105,000,000 shares of Company Common Stock; (ii) 24,000,000 shares of Series A1 Convertible Preferred Stock, par value $0.001 per share (“Company Series A1 Stock”); (iii) 4,000,000 shares of Series B1 Convertible Preferred Stock, par value $0.001 per share (“Company Series B1 Stock”); (iv) 18,500,000 shares of Series C1 Convertible Preferred Stock, par value $0.001 per share (“Company Series C1 Stock”); and (v) 5,000,000 undesignated shares of preferred stock (items (ii) through (v) collectively, the “Company Preferred Stock,” and together with the Company Common Stock, the “Company Capital Stock”). As of the date hereof: (A) (i) 15,406,886 shares of Company Common Stock, (ii) 13,767,205 shares of Company Series A1 Stock, (iii) 4,000,000 shares of Company Series B1 Stock and (iv) 12,748,137shares of Company Series C1 Stock were issued and outstanding, all of which were validly issued and are fully paid and nonassessable; (B) no shares of Company Capital Stock were held in the treasury of the Company or by the Company Subsidiaries, (C) 10,556,915 shares of Company Common Stock were reserved for issuance upon exercise of outstanding options to purchase shares of Company Common Stock (“Company Stock Options”) granted under the Company’s 1995 Stock Award Plan, as amended (the “Company Option Plan”), and an additional 3,343,085 shares of Company Common Stock were reserved for issuance upon exercise of Company Stock Options not yet granted under the Company Option Plan, (D) 52,302 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding warrants to purchase shares of Company Common Stock, (E) 988,756 shares of Company Series A1 Stock were reserved for issuance upon the exercise of outstanding warrants to purchase shares of Company Series A1 Stock, (F) 143,926 shares of Company Series C1 Stock were reserved for issuance upon the exercise of outstanding warrants to purchase shares of Company Series C1 Stock (items (D) through (F) collectively, the “Company Warrants”). A true and complete list of the holders of all outstanding capital stock of the Company and all subscriptions, warrants, options, convertible securities, and other rights (contingent or other) to purchase or otherwise acquire equity securities of the Company (other than options to purchase shares of the Company’s Common Stock granted pursuant to the Company Option Plan), and the number of such shares of capital stock and subscriptions, warrants, options, convertible securities, and other such rights held by each, are as set forth in Section 3.4(a) of the Company Disclosure Letter. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of the Company are as set forth in the Company Certificate of Incorporation.

     (b)  Section 3.4(b) of the Company Disclosure Letter sets forth a true and complete list of the authorized and issued capital stock of each Company Subsidiary and the holders of all subscriptions, warrants, options, convertible securities, and other rights (contingent or other) to purchase or otherwise acquire equity securities of such Company Subsidiary, and the number of such shares of capital stock and subscriptions, warrants, options, convertible securities, and other such rights held by each.

     (c)  Except as set forth in Section 3.4(a) or (b) of the Company Disclosure Letter and as contemplated by this Agreement, (i) no person owns of record or is known to the Company to own beneficially any share of Company Common Stock or Company Preferred Stock, (ii) no subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding and (iii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset. Except as provided for in the Company Certificate of Incorporation or as set forth in Section 3.4(c) of the Company Disclosure Letter, the Company has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof. Except as set forth in Section 3.4(c) of the Company Disclosure Letter and for the Sixth Amended and Restated Stockholders Agreement dated March 13, 2002 (the “Stockholders Agreement”) and the Eighth Amended and Restated Registration Rights Agreement dated April 2, 2003 (the “Registration Rights Agreement”), there are no voting trusts or agreements, stockholders’ agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or proxies relating to any securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party or, to the Company’s knowledge, to which the Company or any Company Subsidiary is not a party. All of the outstanding securities of the Company and each Company Subsidiary were issued in compliance with all applicable federal and state securities laws. There are no outstanding contractual obligations of the Company or any Company Subsidiary to make any investment (in the form of a loan, capital contribution or otherwise) in any person.

     Section 3.5. Financial Statements.

     (a)  The Company has made available to Parent for inspection its audited financial statements for the last three fiscal years ended April 30, 2003 (the “Audited Financials”) and its unaudited financial statements for the two fiscal quarters ending July 31, 2003 and

October 31, 2003 (the “Unaudited Financials” and, together with the Audited Financials, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied under current United States accounting rules and regulations (“GAAP”) on a consistent basis throughout the periods indicated (except that the Unaudited Financials do not contain footnotes and are subject to normal and recurring year-end audit adjustments and that will not be material in amount or effect). The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein. None of the Financial Statements understates the true costs and expenses of conducting the business or operations of the Company and the Company Subsidiaries, fails to disclose any material contingent liabilities, or inflates the revenues of the Company and the Company Subsidiaries.

     (b)  All accounts, notes receivable and other receivables (other than receivables collected since October 31, 2003) reflected on the Financial Statements are, and all accounts and notes receivable arising from or otherwise relating to the Company’s business at the Closing Date will be, valid, genuine and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Financial Statements. All accounts, notes receivable and other receivables arising out of or relating to the Company’s business at October 31, 2003 have been included in the Financial Statements.

     (c)  Except as set forth in the Financial Statements, there are no liabilities or obligations of the Company or any Company Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation except those liabilities or obligations which (a) are disclosed in this Agreement or the Company Disclosure Letter, or (b) were incurred in the ordinary course of business and which in the aggregate are not material to the Company or any Company Subsidiary. For the purposes of this Agreement, the phrase “liabilities or obligations” shall include any direct or indirect indebtedness, claim, loss, damage, deficiency (including deferred income tax and other net tax deficiencies), cost, expense, obligation, guarantee, or responsibilities, whether accrued, absolute or contingent, fixed or unfixed, liquidated or unliquidated, secured or unsecured.

     Section 3.6. Litigation; Compliance with Law; Permits. (a) Except as set forth in Section 3.6(a) of the Company Disclosure Letter, there is no (i) action, suit, claim, proceeding or investigation pending or, to the Company’s knowledge, threatened against or affecting the Company or any Company Subsidiary or any of such entities’ key employees, officers or directors, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) arbitration proceeding relating to the Company or any Company Subsidiary pending under collective bargaining agreements or otherwise or (iii) governmental inquiry pending or, to the Company’s knowledge, threatened against or affecting the Company or any Company Subsidiary (including without limitation any inquiry as to the qualification of the Company or any Company Subsidiary to hold or receive any license or permit), and there is no basis for any of the foregoing.

The Company has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may have a Material Adverse Effect on the Company. Except as set forth in Section 3.6(a) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to, subject to, or in default with respect to any order, writ, injunction or decree known to or served upon the Company or any Company Subsidiary of any court or of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. There is no action or suit by the Company or any Company Subsidiary pending or threatened against others. The Company and each Company Subsidiary has complied with all laws and orders applicable to its business, operations, properties, assets, products and services, the Company and each Company Subsidiary has all necessary permits, licenses and other authorizations required to conduct its business as conducted and as proposed to be conducted, and the Company and each Company Subsidiary has been operating its business pursuant to and in compliance with the terms of all such permits, licenses and other authorizations.

     (b)  Section 3.6(b) of the Company Disclosure Letter correctly describes each material governmental license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and each Company Subsidiary, including without limitation, environmental permits (collectively, “Permits”), together with the name of the Governmental Authority (as defined in Section 9.2(c))issuing such Permit. None of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

     Section 3.7. Proprietary Information of Third Parties. Except as set forth in Section 3.7 of the Company Disclosure Letter, to the Company’s knowledge, no third party has claimed or has reason to claim that any person employed by or affiliated with the Company or any Company Subsidiary has (a) violated or may be violating any of the terms or conditions of his employment, non-competition or non-disclosure agreement with such third party or any other agreement or restrictive covenant relating to (i) the right of any such person to be employed by the Company or any Company Subsidiary because of the nature of the business conducted or to be conducted by the Company or any Company Subsidiary, or (ii) the ownership or use of intellectual property rights, trade secrets or proprietary information of others, (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or (c) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the Company or any Company Subsidiary that suggests that such a claim might be contemplated. To the Company’s knowledge, no person employed by or affiliated with the Company or any Company Subsidiary has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer, and to the Company’s knowledge, no person employed by or affiliated with the Company or any Company Subsidiary has violated any confidential relationship that such person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of the Company or any Company Subsidiary, and the Company has no reason to believe there will be any such employment or violation. To the Company’s knowledge, neither the execution nor delivery of this Agreement, nor the carrying on of the business of the Company or any Company Subsidiary as officers, employees or agents by any officer, director or key employee of the Company or any Company Subsidiary, nor the conduct or proposed conduct of the business of the Company or any Company Subsidiary, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any such person is obligated. Except as set forth in Section 3.7 of the Company Disclosure Letter, each key employee or officer, and each employee involved in the development of the Company’s Intellectual Property, has executed a New Employee Confidentiality and Proprietary Rights Agreement in substantially the forms previously provided to Parent and no exceptions have been made by any such officer or employee to the terms of such agreements. No current or former employee, officer, director, stockholder, agent or contractor of the Company has any ownership interest, direct or indirect (except as a stockholder), in any Intellectual Property.

     Section 3.8. Patents, Trademarks, Etc.

     (a)  Section 3.8(a) of the Company Disclosure Letter is a true and complete list of all material Intellectual Property owned by or licensed to, the Company, including without limitation: (i) all patents, registered trademarks, registered service marks, copyright registrations and applications to obtain or register any of the foregoing, owned by or for the Company; and (ii) material unregistered trademarks and service marks used by the Company; (iii) any Software owned by the Company; and (iv) all third party Software programs licensed by the Company either for use as part of or in connection with the Company’s own Software programs or otherwise for use in, useful for or otherwise associated with the Company’s business, with an indication with regard to the items in clauses (i) through (iv) above as to which of such items are owned by the Company and which are licensed to the Company, specifying as to each, as applicable: (A) the nature of such Intellectual Property; (B) the registered owner of such Intellectual Property or licensor of any Software licensed by the Company; (C) the jurisdictions by or in which such Intellectual Property owned by the Company is registered by the Company or has been issued or in which an application for such issuance or registration has been filed, including the respective registration or application numbers. As used herein,

“Intellectual Property” means all rights in intellectual property of any type owned or licensed by the Company or any Company Subsidiary or used in, useful for, or otherwise associated with its business, including but not limited to the following: (i) patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof; (ii) trademarks, service marks, trade dress, logos, domain names, trade names, corporate names and other source identifiers, whether or not registered, including all common law rights thereto, and registrations and applications for registration thereof; (iii) copyrights, whether registered or common law, and registrations and applications for registration thereof; (iv) Software; (v) trade secrets and confidential, technical and business information, including inventions, whether patentable or unpatentable, technology, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; (vi) copies and tangible embodiments of all of the foregoing, in whatever form or medium; and (vii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, dilution, misappropriation, or other violation of any of the foregoing.

“Software” means computer software, programs and databases in any form, including Internet web sites, web site content, member or user lists and information associated therewith, links, source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, all versions, updates, corrections, enhancements, and modifications thereto, and all related documentation, developer notes, comments and annotations.

     (b)  All of the patents, registered trademarks and copyrights set forth in Section 3.8(a) of the Company Disclosure Letter, or required to be listed in Section 3.8(a) of the Company Disclosure Letter, have been duly issued and have not been cancelled, abandoned or otherwise terminated, except as noted in Section 3.8(b) of the Company Disclosure Letter.

     (c)  Except as set forth in Section 3.8(c) of the Company Disclosure Letter, the Company and each Company Subsidiary owns or possesses adequate licenses or other rights to use Intellectual Property necessary to the conduct of its business as conducted and as currently proposed to be conducted, free and clear of any lien, and no claim is pending against the Company or any Company Subsidiary or threatened against the Company or any Company Subsidiary to the effect that the operations of the Company or any Company Subsidiary infringe upon or conflict with the asserted rights of any other person under any Intellectual Property. There is no basis for any claims that the Company Software infringes upon or conflicts with the Intellectual Property rights of any person. Except as set forth in Section 3.8(c) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has, to the Company’s knowledge, infringed, misappropriated or otherwise violated any Intellectual Property of any third person.

     (d)  Except as set forth in Section 3.8(d) of the Company Disclosure Letter, (i) no claim is pending against the Company or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary to the effect that any such Intellectual Property owned or licensed by the Company or any Company Subsidiary, or which the Company or any Company Subsidiary otherwise has the right to use, is invalid or unenforceable by the Company or any Company Subsidiary, and, to the knowledge of the Company, there is no basis for any such claim (whether or not pending or threatened); and (ii) neither the Company nor any Company Subsidiary has received notice, orally or in writing, that any other person or entity claims any interest in any Intellectual Property of the Company or any Company Subsidiary, and to the knowledge of the Company, no such other person has, or has made, such a claim.

     (e)  All prior art known to the Company which may be or may have been pertinent to the examination of any United States patent or patent application listed in Section 3.8(a) of the Company Disclosure Letter has been cited to the United States Patent and Trademark Office.

     (f)  Except as set forth in Section 3.8(f) of the Company Disclosure Letter, the Company has taken all reasonably necessary measures to protect the secrecy and confidentiality of any confidential and proprietary Intellectual Property and maintain the rights of the Company in such Intellectual Property. To the Company’s knowledge, all technical information developed by and belonging to the Company or any Company Subsidiary which has not been patented has been kept confidential.

     (g)  Except as set forth in Section 3.8(g) of the Company Disclosure Letter, the Company is in compliance with the license terms of all Software and other Intellectual Property licensed from third parties (other than any non-compliance that, individually or in the aggregate, is immaterial to the Company).

     (h)  Except as set forth in Section 3.8(h) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has granted or assigned to any other person or entity any right to manufacture, have manufactured, assemble or sell the products or proposed products or to provide the services or proposed services of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has received any communication alleging, and has no knowledge of any allegation, that the Company or any Company Subsidiary is violating or, by conducting its business as proposed, would violate any of the Intellectual Property rights of any other person or entity.

     (i)  Except for licenses to customers of the Company’s or any Company Subsidiary’s software granted in the ordinary course of business and identified in Section 3.13(a) of the Company Disclosure Letter or as otherwise disclosed in Section 3.8(i) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has licensed or granted an option or other right to license any of the listed Intellectual Property to any other person, nor, to the Company’s knowledge, does any other person have any option or other right to acquire any of the Intellectual Property. Except as set forth in Section 3.8(i) of the Company Disclosure Letter, the Company nor any Company Subsidiary has granted a license or other rights with respect to the source code of any of the Company’s software.

     (j)  Without limiting the other representations and warranties contained in this Agreement, the Company makes the following additional representations and warranties with respect to the Company Software and Company databases identified in Section 3.8(a) of the Company Disclosure Letter or required to be identified in Section 3.8(a) of the Company Disclosure Letter (the “Company Software”). Except as disclosed in

Section 3.8(j) of the Company Disclosure Letter: (i) the Company has or will have by Closing delivered to Parent complete, current copies of all user and technical documentation related to the Company Software and access to all source code for the Company Software to which the Company has the rights to such source code; (ii) the Company Software performs in all material respects in accordance with the documentation and other written material used in connection with the Company Software and is free from any material defects in programming and operation, contains all current revisions of the Company Software, and includes all computer programs, materials, tapes, know-how, object and source codes related to the Company Software; (iii) the Company Software is free of all viruses, worms, trojan horses and other material known contaminants; (iv) the Company has obtained all approvals necessary for exporting the Company Software outside the United States and importing the Company Software into any country in which the Company Software is now sold or licensed for use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect; (v) none of the Company Software is licensed pursuant to an “open source” or “GNU” license, or incorporates or is based on any computer software that is licensed pursuant to an “open source” or “GNU” license; (vi) no employee, contractor or agent (directly or through employees or subcontractors or sub-agents) of the Company has developed or assisted in the enhancement of any of the Company Software or the development of any program or product based on any of the Company Software or any part thereof without assigning all of such person’s rights and interest in the same to the Company pursuant to an agreement included in the Contracts; (vii) except as provided in the Contracts, the Company has no obligation to compensate any person for the development, enhancement, creation of derivative works, use, license or exploitation of any of the Company Software.

     (k)  Except as set forth in Section 3.8(k) of the Company Disclosure Letter, the Company has executed the following form agreements only in the form provided to counsel for Parent without material modification (except such modifications that, individually or in the aggregate, are immaterial to the Company):

(i)	Agency Fee Agreement;

(ii)	Referral Agreement;

(iii)	International Bundled Reseller Agreement;

(iv)	Software Evaluation Agreement;

(v)	Implementation Partner Agreement;

(vi)	Master Software License and Maintenance Agreements (U.S., U.K., French, Australian and European versions);

(vii)	Professional Services Agreement (U.S. and HAHT Commerce B.V. versions);

(viii)	International Implementation and Distribution Agreement (two forms);

(ix)	Distribution and Republishing Agreement;

(x)	HAHTsite Integrated Product Distributor License Agreement (two versions);

(xi)	Independent Consulting Agreement for Businesses on a Time and Materials Fee Basis;

(xii)	Independent Consulting Agreement for Individual Consultants on a Time and Materials Fee Basis;

(xiii)	One-Way and Mutual Non-Disclosure Agreements;

(xiv)	New Employee Confidentiality and Proprietary Rights Agreement (two versions);

(xv)	HAHT Quick Connect Agreement;

(xvi)	Software License and Maintenance Agreement (two forms);

(xvii)	Maintenance & Support Agreement;

(xviii)	e-Scenario License Agreement;

(xix)	Independent Consulting Agreement (three forms including “simplified” version);

(xx)	International Alliance Program Industry Agent Agreement;

(xxi)	International Alliance Program Strategic Partner Agreement;

(xxii)	Software License Agreement (version 4.0 platform license);

(xxiii)	Employment Agreement for HAHT U.K. employees; and

(xxiv)	Employment Agreement for HAHT B.V. employees.

     The Company has delivered or made available to Parent true and complete copies of all other material written contracts, true and complete memoranda of all material oral contracts (including any amendments and other modifications to such contracts).

     (l)  Except as set forth in Section 3.8(l) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has given to any person an indemnity in connection with any Intellectual Property right, other than indemnities (i) that, individually could not result in liability to the Company in excess of $100,000 or (ii) that arise under a form agreement referred to in Section 3.8(k).

     (m)  No Intellectual Property owned by or developed by any employee, contractor (or former employee or contractor) of HAHT Commerce S.A. or HAHT Commerce Pty. Ltd. (or any predecessor company) that has not been validly assigned to the Company or a Company Subsidiary is incorporated into or utilized by the Company in connection with any Company Software, except for the iChannel software product which is no longer actively marketed or sold by the Company or any Company Subsidiary.

     Section 3.9. Title to Properties. Section 3.9 of the Company Disclosure Letter contains a listing of each item of tangible personal property owned by the Company or any Company Subsidiary and currently used in the business operations of the Company with a value of $2,000 or more. Except as set forth in Section 3.9 of the Company Disclosure Letter, the Company and each Company Subsidiary has good, clear and marketable title to its properties and assets, and all such properties and assets are free and clear of mortgages, pledges, security interests, liens, charges, claims, restrictions and other encumbrances (including without limitation, easements and licenses), except for liens for current taxes not yet due and payable and minor imperfections of title, if any, which will not have a Material Adverse Effect on the Company. Each item of tangible personal property is available for immediate use by the Company. Except as set forth in Section 3.9 of the Company Disclosure Letter, the tangible personal property listed in Section 3.9 of the Company Disclosure Letter, or required to be listed in Section 3.9 of the Company Disclosure Letter, is in good operating condition and repair in accordance with normal and customary industry practices for items of comparable age and use, ordinary wear and tear excepted.

     Section 3.10. Leasehold Interests. Section 3.10 of the Company Disclosure Letter sets forth a true and complete list of all leases to which the Company or any Company Subsidiary is a party. Each lease or agreement to which the Company or any Company Subsidiary is a party under which it is a lessee of any property, real or personal, is a valid and subsisting agreement, in each case free and clear of all mortgages, pledges, liens, leases, encumbrances or charges (other than those resulting from taxes which have not yet become delinquent and minor liens and encumbrances which do not have a material adverse effect on the Company’s leasehold interest or use or obligations under any such lease or agreement) and is duly authorized and entered into, without any default of the Company or any Company Subsidiary thereunder and, to the Company’s knowledge, without any default thereunder of any other party thereto. No event has occurred and is continuing that, with due notice or lapse of time or both, would constitute a default or event of default by the Company or any Company Subsidiary under any such lease or agreement or, to the Company’s knowledge, by any other party thereto. The Company has made available to Parent true and complete copies of all leases, such leases have not been amended, modified or superseded and the Company and each Company Subsidiary is in material compliance with such leases.

     Section 3.11. Insurance. Section 3.11 of the Company Disclosure Letter contains a complete and accurate list of, and the Company has furnished or made available to Parent true and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company and the Company Subsidiaries. There is no material claim by the Company or any Company Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and the Company and the Company Subsidiaries have otherwise complied fully with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) remain in full force and effect. The Company and the Company Subsidiaries have no knowledge of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. The Company and the Company Subsidiaries shall after the Closing continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.

     Section 3.12. Taxes.

     (a)  The term “taxes” as used herein means (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs duties, or other taxes, fees, assessments or other governmental charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (ii) in the case of the Company or any Company Subsidiary, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any Company Subsidiary to a taxing authority is determined or taken into account with reference to the activities of any other person, and (iii) liability of the Company or any Company Subsidiary for the payment of any amount as a result of being party to any tax sharing agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement), and the term “tax” means any one of the foregoing taxes. The term “returns” as used herein, means all returns, declarations, reports, statements and other documents required to be filed in respect of taxes, including information returns, any documents with respect to or accompanying payments of estimated taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, and “return” means any one of the foregoing returns. The term “Code” means the Internal Revenue Code of 1986, as amended. All citations to the Code, or to the Treasury regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto. The term “tax asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce taxes (including without limitation deductions and credits related to alternative minimum taxes).

     (b)  Except as set forth in Section 3.12(b) of the Company Disclosure Letter, the Company and each Company Subsidiary has filed all returns relating to payroll taxes, income taxes, sales and use taxes and franchise taxes and all other material returns that are required to be filed by it when due in accordance with all applicable laws; as of the time of filing, all such returns were true and complete; and the Company and each Company Subsidiary has paid all taxes shown to be due on such returns, as well as all other taxes which have become due or payable, including without limitation, all taxes which it is obligated to withhold for amounts owing to employees, creditors and third parties. Except as set forth in Section 3.12(b) of the Company Disclosure Letter, all taxes with respect to which the Company or any Company Subsidiary has become obligated pursuant to elections made by it in accordance with generally accepted practice have been paid and adequate reserves have been established on the books of the Company and each Company Subsidiary (excluding any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes or carryforwards) for all taxes accrued but not yet payable. Except as set forth in Section 3.12(b) of the Company Disclosure Letter, no issues have been raised (and are currently pending) by any taxing authority in connection with any of the returns. Except as set forth in Section 3.12(b) of the Company Disclosure Letter, no waivers of statutes of limitation with respect to any of the returns have been given by or requested from the Company or any Company Subsidiary. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the Financial Statements of the Company, or are being contested and an adequate reserve therefor has been established and is fully reflected in the Financial Statements of the Company. There are no liens for taxes (other than for current taxes not yet due and payable) upon the assets of the Company or any Company Subsidiary. All material elections with respect to taxes affecting the Company or any Company Subsidiary, as of the date hereof, are set forth in the financial statements of the Company, or are set forth in the Company Disclosure Letter. Except as set forth in Section 3.12(b) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and no agreement, contract, arrangement or plan of the Company or any Company Subsidiary includes a gross-up provision pursuant to which the Company or any Company Subsidiary would pay for or reimburse a covered individual imposed pursuant to Section 4999 of the Code. Except as set forth in Section 3.12(b) of the Company Disclosure Letter, the Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States of America and such foreign country. The Company has not elected to be treated as an S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code, nor has it made any other elections pursuant to the Code which would have a material effect on the Company, its financial condition, its business as presently conducted or to be conducted or any of its properties or material assets.

     (c)  Since the end of the last period for which the Company and the Company Subsidiaries ordinarily record items on their respective books, neither the Company nor any Company Subsidiary has engaged in any transaction, or taken any other action, other than in the ordinary course of business. All returns filed with respect to tax years of the Company and the Company Subsidiaries through the tax year ended April 30, 1999 have been examined and closed or are returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; there is no claim, audit, action, suit, proceeding, or investigation now pending or threatened against or with respect to the Company or any Company Subsidiary in respect of any tax or tax asset; no adjustment that would increase the tax liability, or reduce any tax asset, of the Company or any Company Subsidiary has been made, proposed or threatened by a taxing authority during any audit of any tax period which could reasonably be expected to be made, proposed or threatened in an audit of any subsequent tax period; and neither the Company nor any Company Subsidiary has filed any amended return, entered into any closing agreement, settled any tax claim or assessment, or surrendered any right to claim a tax refund, offset or other reduction in tax liability.

     (d)  Section 3.12(d) of the Company Disclosure Letter contains a list of all jurisdictions (whether foreign or domestic) in which any tax returns have been filed by the Company or any Company Subsidiary since April 30, 2001. Neither the Company nor any Company Subsidiary has received notice of any claim made by any taxing authority in a jurisdiction where the Company or such Company Subsidiary does not file tax returns that the Company or such Company Subsidiary is or may be subject to taxation in that jurisdiction. Neither the Company nor any Company Subsidiary has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent, or made any election or participated in any arrangement whereby any tax liability or any tax asset of the Company or any Company Subsidiary was determined or taken into account for tax purposes with reference to or in conjunction with any tax liability or any tax asset of any other person; neither the Company nor any Company Subsidiary is party to any tax sharing agreement or to any other agreement or arrangement referred to in clause (ii) or (iii) of the definition of “tax,” other than with respect to any tax of an affiliated, consolidated, combined or unitary group of which the Company is the common parent; and neither the Company nor any Company Subsidiary has entered into any agreement or arrangement with any taxing authority with regard to the tax liability of the Company or any Company Subsidiary affecting any tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

     (e)  Neither the Company nor any Company Subsidiary is a party to any understanding or arrangement described in Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code, or has “participated” in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4; during the five-year period ending on the date hereof, neither the Company nor any Company Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code; and neither the Company nor any Company Subsidiary has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code or has been requested to do so in connection with any transaction or proposed transaction.

     (f)  Neither the Company nor any Company Subsidiary will be required to include any adjustment in taxable income for any tax period ending after the Closing Date under Section 481(c) of the Code (or any similar provision of the tax laws of any jurisdiction) as a result of a change in method of accounting made on or before the Closing Date; no tax asset of the Company or any Company Subsidiary is currently subject to a limitation under Section 382 or Section 383 of the Code; and neither the Company nor any Company Subsidiary has an overall foreign loss.

     (g)  Neither the Company nor any Company Subsidiary owns an interest in real property in any jurisdiction in which a tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

     Section 3.13. Customers and Contracts.

     (a)  Section 3.13(a) of the Company Disclosure Letter sets forth a true and complete list of all licensees of the Company Software and other customers of the Company, indicating the (i) date such licensee acquired a license to the

Company Software program and whether such licensee is currently receiving maintenance and support services with respect to such software programs or (ii) the service term of each customer contract for the Company’s or any Company Subsidiary’s services.

     (b)  Section 3.13(b) of the Company Disclosure Letter is a true and complete list of all written or oral contracts or agreements of the Company and each Company Subsidiary involving ongoing obligations of the Company and/or any other party thereto (other than software licenses described in Section 3.13(a) of the Company Disclosure Letter) and that fall into any of the following categories:

(i) distributor, dealer, co-marketing, manufacturer’s representative or sales agency contract;

(ii) sales contract which entitles any customer to a rebate or right of set-off, to return any product to the Company or any Company Subsidiary after acceptance thereof or to delay the acceptance thereof, or which varies in any material respect from the Company’s standard form contracts;

(iii) contract with any labor union or other collective bargaining agreement with its employees;

(iv) contract or other commitment with any supplier for amounts in excess of $10,000;

(v) contract for the future purchase of fixed assets or for the future purchase of materials, supplies or equipment which, in the aggregate, exceeds $10,000;

(vi) agreement or indenture relating to the borrowing of money or to the mortgaging or pledging of, or otherwise placing a lien or security interest on, any asset of the Company or any Company Subsidiary;

(vii) guaranty of any obligation for borrowed money or otherwise;

(viii) voting trust or agreement, stockholders’ agreement, pledge agreement, buy-sell agreement or first refusal or preemptive rights agreement relating to any securities of the Company, other than the Stockholders Agreement and the Registration Rights Agreement;

(ix) agreement, or group of related agreements with the same party or any group of affiliated parties, under which the Company has advanced or agreed to advance money or has agreed to lease any property with a value in excess of $10,000 as lessee or lessor;

(x) agreement or obligation (contingent or otherwise) to issue, sell or otherwise distribute or to repurchase or otherwise acquire or retire any share of its capital stock or any of its other equity securities, other than the Company Certificate of Incorporation, the Registration Rights Agreement and the Stockholders Agreement;

(xi) agreement under which it has granted any person any registration rights, other than the Registration Rights Agreement;

(xii) agreement under which it has limited or restricted its right, or the right of any of its officers or employees, to compete with any third party in any line of business or in any geographic area with any person or entity; or

(xiii) other contract, instrument, commitment, plan or arrangement, a copy of which would be required to be filed with the Securities and Exchange Commission (the “Commission”) as an exhibit to a registration statement on Form S-1 if the Company were registering securities under the Securities Act.

Except as set forth in Section 3.13(b) and 3.20(a) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to or otherwise bound by any material written or oral contract or agreement. Each agreement, contract, plan, lease, arrangement or commitment disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Section 3.13 is a valid and binding agreement of the Company or a Company Subsidiary, as the case may be, and is in full force and effect, and none of the Company, any Subsidiary or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. Other than the contracts listed in Section 3.13(a) or 3.13(b) of the Company Disclosure Letter and those contracts specifically permitted to be excluded from Section 3.13(a) or 3.13(b) of the Company Disclosure Letter, the Company requires no contract, lease, or other agreement to enable it to carry on its business as now conducted. Except as set forth in Section 3.13(b) of the Company Disclosure Letter, to the knowledge of the Company, no party to any contract with the Company or any Company Subsidiary has any intention (i) to terminate such contract or amend the terms thereof, (ii) to refuse to renew the contract upon expiration of its term, or (iii) to renew the contract upon expiration only on terms and conditions which are more onerous than those now existing. Except for the need to obtain the consents listed in Section 3.2 of the Company Disclosure Letter, the consummation of the transactions contemplated under this Agreement will not affect the validity, enforceability, or continuation of any of the contracts. True and complete copies of each such agreement, contract, plan, lease, arrangement or commitment have been delivered or made available to Parent. None of the agreements identified in Section 3.13(b)(i) of the Company Disclosure Letter are terminable within 90 days by the Company without cost or oth er liability to the Company or any Company Subsidiary.

     Section 3.14. Loans and Advances. Except as set forth in Section 3.14 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any outstanding indebtedness to any third party nor has made any loans or advances to any person and is not obligated to make any such loans or advances, except, in each case, for advances to employees of the Company or any Company Subsidiary, not evidenced by a written agreement, in respect of reimbursable business expenses anticipated to be incurred by them in connection with their performance of services in the ordinary course for the Company or any Company Subsidiary.

     Section 3.15. Assumptions, Guaranties, Etc. of Indebtedness of Other Persons. Neither the Company nor any Company Subsidiary has assumed, guaranteed, endorsed or otherwise become directly or contingently liable on any indebtedness of any other person (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor, or otherwise to assure the creditor against loss), except for guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

     Section 3.16. Significant Customers and Suppliers. Except as set forth on the Company Disclosure Letter, no customer or supplier that was significant to the Company or any Company Subsidiary during the period covered by the most recent audited financial statements or that has been significant to the Company or any Company Subsidiary thereafter, has terminated, materially reduced or, to the Company’s knowledge, threatened to terminate or materially reduce its purchases from or provision of products or services to the Company or any Company Subsidiary, as the case may be.

     Section 3.17. Governmental Approvals. No registration or filing with, or consent or approval of or other action by, any Federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by the Company of this Agreement, other than filings pursuant to state and/or federal securities laws and, with respect to the Merger, the filing of the Certificate of Merger.

     Section 3.18. Disclosure. Neither this Agreement, including the Exhibits, nor the Company Disclosure Letter contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading. None of the statements, documents, certificates or other items prepared or supplied by the Company with respect to the transactions contemplated hereby contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained therein not misleading. There is no fact which the Company has not disclosed to Parent in writing and of which the Company is aware which is likely to have a Material Adverse Effect on the Company, except that with respect to projections contained in any such documents, certificates or other items, the Company represents only that such projections were prepared in good faith and were based on the assumption stated therein and that the Company believes there is a reasonable basis for such projections and the assumptions upon which the projections were based.

     Section 3.19. Brokers. Other than CIBC World Markets, Corp., the Company has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

     Section 3.20. Employees; Labor Relations.

     (a)  Section 3.20 (a) of the Company Disclosure Letter contains (i) a true and complete list of all current employees and all persons currently retained as independent contractors of the Company or any Company Subsidiary, the starting dates of such employees and contractors, (ii) a list of all employment agreements with any employees of the Company or any Company Subsidiary and (iii) a description of all compensation arrangements (including without limitation any bonus, pension, profit-sharing, retirement, hospitalization, insurance or other plan, contract or understanding pursuant to which benefits are provided to any employee of the Company or any Company Subsidiary) for employees of the Company or any Company Subsidiary as of the date of this Agreement. Except as set forth in Section 3.20(a) of the Company Disclosure Letter, none of such persons has an employment agreement or understanding, whether oral or written, with the Company, which is not terminable on notice by the Company without cost or other liability to the Company. No person party to an independent contractor, agency or distribution agreement with the Company or employed by a party to an independent contractor, agency or distribution agreement with the Company is subject to characterization as an employee of the Company or any Company Subsidiary under any applicable law or entitled to the benefits provided to employees of the Company or any Company Subsidiary.

     (b)  Neither the Company nor any Company Subsidiary is a party to or subject to any collective bargaining agreements. No labor union or other collective bargaining unit or workers council represents or claims to represent any of the employees of the Company or any Company Subsidiary (and, to the Company’s knowledge, no organizational effort is being made with respect to any of its employees). There is no labor dispute, grievance, controversy, strike or request for union representation pending or threatened against the Company or any Company Subsidiary relating to or materially affecting the business or operations of the Company and, to the knowledge of the Company, there has been no occurrence of any events which would give rise to any material labor dispute, controversy, strike or request for representation.

     Section 3.21. Employees.

     (a) Section 3.21 of the Company Disclosure Letter lists each “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (as defined below), which (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by the Company or any Company Subsidiary, and (iii) covers any employee of the Company or any Company Subsidiary. With respect to each Employee Benefit Plan (as defined below), the Company has provided a true and complete copy of such plan document, the most recently filed Form 5500 and an accurate summary description of such plan.

     (b)  The Company and each Company Subsidiary has complied in all material respects with all applicable laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of Social Security and other taxes. Set forth in Section 3.21 of the Company Disclosure Letter is a complete and accurate list of each plan, program, policy, practice, contract, agreement, or other arrangement providing for retirement, fringe benefit, cafeteria benefit, dependent care, stock, option, bonus, or other incentive plans, supplemental retirement, deferred compensation, severance, separation, employment, compensation, sabbatical or other benefits, including, without limitation, each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) which is or has been maintained, contributed to, or required to be contributed to by the Company or any Company Subsidiary and covers any current or former employee of the Company or any Subsidiary, or with respect to which the Company or any Subsidiary has any liability (collectively the “Employee Benefit Plans”). None of the Employee Benefit Plans promises or provides retiree medical or other retiree welfare benefits to any person. Neither the Company nor any affiliate as defined in Code Section 414 (an “ERISA Affiliate”) of the Company, does now, nor has it ever, maintained, established, sponsored, participated in, contributed to, or required to contribute to any pension plan which is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the “Code”). Neither the Company nor any Company Subsidiary or ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as defined in Section 3(37) of ERISA. Each Employee Benefit Plan has been administered in accordance with its terms and in material compliance with the requirements prescribed by any and all statutes, rules and regulations (including, without limitation, ERISA and the Code) and the Company has performed all material obligations required to be performed by it under, is not in default under or violation of and has no knowledge of any material default or violation by any other party to, any of the Employee Benefit Plans. The Company has complied in all material respects with, and has no material unsatisfied obligations with respect to, the health care continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 or any state law governing health care continuation coverage, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996 and the Cancer Rights Act of 1998. The Company does not presently own or control, directly or indirectly, any interest in another corporation, association, partnership, limited liability company or other business entity.

     (c)  Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption. The Company has provided Parent with the most recent determination letter of the Internal Revenue Service relating to each such Employee Benefit Plan.

     (d) No employee or former employee of the Company or any Subsidiary will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby.

     (e)  Neither the Company nor any Company Subsidiary has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any foreign equivalent) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Company Subsidiary, or (ii) a mass layoff and neither the Company nor any of Company Subsidiary has been effected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation that could result in a material liability of the Company and the Company Subsidiaries taken as a whole.

     Section 3.22. Transactions With Affiliates. Section 3.22 of the Company Disclosure Letter contains a complete list of all intercompany balances as of October 31, 2003 between any Holder and its affiliates, on the one hand, and the Company and the Company Subsidiaries, on the other hand. Except as set forth in Section 3.22 of the Company Disclosure Letter, no director, officer, employee or stockholder of the Company, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a substantial interest or is an officer, director, trustee, partner or holder of more than five percent (5%) of the outstanding capital stock thereof, is a party to any transaction with the Company or any Company Subsidiary, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to or from any such person or firm.

     Section 3.23. Changes. Except as set forth in Section 3.23 of the Company Disclosure Letter, since April 30, 2003, the business of the Company has been conducted in all material respects in the ordinary course consistent with past practices and there has not been:

     (a)  any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, excluding any condition or event affecting the economy generally or the electronic commerce software industry generally;

     (b)  any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Company Subsidiary of any outstanding shares of capital stock or other securities of the Company or any Company Subsidiary;

     (c)  any amendment of any material term of any outstanding security of the Company or any Company Subsidiary;

     (d) any incurrence, assumption or guarantee by the Company or any Company Subsidiary of any indebtedness for borrowed money;

     (e)  any creation or other incurrence by the Company or any Company Subsidiary of any lien on any asset other than in the ordinary course of business consistent with past practices;

     (f)  any making of any loan, advance or capital contributions to or investment in any person other than loans, advances or capital contributions to or investments in wholly owned Company Subsidiaries made in the ordinary course of business consistent with past practices;

     (g)  any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Company Subsidiary which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company;

     (h)  any transaction or commitment made, or any contract or agreement entered into, by the Company or any Company Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, material to the Company and the Company Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

     (i)  any change in any method of accounting or accounting practice by the Company or any Company Subsidiary except for any such change after the date hereof required by reason of a concurrent change in GAAP;

     (j)  any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee of the Company or any Company Subsidiary (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay to any director, officer or employee of the Company or any Company Subsidiary, or (iii) change in compensation or other benefits payable to any director, officer or employee of the Company or any Company Subsidiary pursuant to any severance or retirement plans or policies thereof;

     (k)  any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Company Subsidiary, which employees were not subject to a collective bargaining agreement, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company or any Company Subsidiary;

     (l)  any tax election made or changed, any annual tax accounting period changed, any method of tax accounting adopted or changed, any material amended returns or claims for material tax refunds filed, any closing agreement entered into, any tax claim, audit or assessment settled, or any right to claim a tax refund, offset or other reduction in tax liability surrendered; or

     (m)  any arrangement or commitment by the Company or any Company Subsidiary to do any of the above items described in this Section 3.23.

     Section 3.24. Environmental and Safety Laws. To the best of its knowledge, neither the Company nor any Company Subsidiary is in violation of any law applicable to the environment or occupational health and safety, and no material expenditures are or will be required in order to comply with any such existing law. Neither the Company nor any Company Subsidiary has received written or, to the Company’s knowledge, oral notice from any governmental entity or third party regarding the matters in the foregoing sentence.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HOLDERS

     Each Holder, severally but not jointly, hereby represents and warrants to Parent, as to such Holder, subject to such exceptions or qualifications to specific representations and warranties as are disclosed in writing in the disclosure letter previously delivered by such Holder to Parent (the “Holder Disclosure Letter”) as of the date hereof and as of the Effective Time, that:

     Section 4.1. Organization and Authorization. With respect to any Holder which is a corporation, partnership or trust, such Holder is a corporation, partnership or trust, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Holder has the full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and the Exchange Agreement, and, in the case of any Holder which is a corporation, partnership or trust, has taken all necessary corporate, partnership or trust action to authorize the execution, delivery and performance of this Agreement. With respect to any Holder which is a corporation, partnership, or trust, this Agreement has been duly and validly authorized. This Agreement has been duly and validly executed and delivered by Holder, and, assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of Holder enforceable in accordance with its terms, subject to (i) the effect of applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other laws affecting the rights of creditors’ generally, and (ii) the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

     Section 4.2. No Violation. The execution of this Agreement by Holder does not, and the performance by Holder of his, her or its obligations hereunder will not constitute a violation of, or conflict with or result in a default under: (i) any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Holder is a party or by which Holder or his, her or its property is bound or, (ii) any judgment, decree or order applicable to Holder, nor is Holder required to obtain the approval of, or give prior notice to, any person or organization to sell his, her or its Company Capital Stock. Assuming the receipt of all governmental and regulatory approvals required to be obtained in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, neither the execution and delivery of this Agreement nor the performance by Holder of his, her or its obligations hereunder will violate any provision of law applicable to Holder.

     Section 4.3. Good Title and Ownership of Company Capital Stock.

(a) Holder has good title to all of the Company Capital Stock listed opposite such Holder’s name in Section 4.3(a) of the Holder Disclosure Letter. All of such shares of Company Capital Stock is owned beneficially and of record solely by Holder, and except as set forth in Section 4.3(a) of the Holder Disclosure Letter, as of the date of this Agreement, all of such Company Capital Stock is owned free and clear of all liens. Immediately prior to the Effective Time, all of Holder’s Company Capital Stock and Company Stock Options set forth in Section 4.3(a) of the Holder Disclosure Letter shall be owned by Holder free and clear of all liens.

(b) Holder has the right to enter into this Agreement and to consummate the transactions contemplated hereby without providing any person a right of first refusal or right of first offer or similar right.

     Section 4.4 Investment Purpose. Holder acknowledges that the Parent Shares being acquired by it hereunder are not being registered under the Securities Act based on an exemption from registration under Section 4(2) of the Securities Act, in that the delivery of such shares does not involve any public offering. Holder represents that it has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of investing in, and is able and prepared to bear the economic risk of investing in and holding, Parent Shares being acquired as part of the Merger Consideration hereunder. Holder is acquiring the Parent Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof in any transaction which would be in violation of the securities laws of the United States of America or any state thereof.

     Section 4.5 Accredited Investor. Unless otherwise noted on the signature pages hereto, Holder is an “accredited investor” within the meaning of Rule 501 under the Securities Act.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub represent and warrant to the Company and each Holder, subject to such exceptions or qualifications to specific representations and warranties as are disclosed in writing in the disclosure letter previously delivered by Parent and Merger Sub to the Company and each Holder (the “Parent Disclosure Letter”) as of the date hereof and as of the Effective Time, that:

     Section 5.1. Organization and Qualification. Each of Parent and Merger Sub are corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and are duly qualified or licensed to do business, and is in good standing, in each jurisdiction qualification where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have no Material Adverse Effect on Parent or Merger Sub.

     Section 5.2. Capitalization.

     (a)  The authorized capital stock of Parent consists of 220,000,000 shares divided into (i) 210,000,000 shares of Common Stock, par value $0.01 per share; (ii) 4,300,000 shares of Series A Preferred Stock, par value $0.01 per share (“Parent Series A Stock”); and (iii) 5,700,000 undesignated shares of preferred stock (items (ii) through (iii) collectively, the “Parent Preferred Stock,” and together with Parent Common Stock, the “Parent Capital Stock”). As of the date hereof: (A) 100,145,464 shares of Parent Common Stock and 4,005,819 shares of Parent Series A Stock were issued and outstanding, all of which were validly issued and are fully paid and nonassessable; (B) no shares of Parent Capital Stock were held in the treasury of Parent or by Parent Subsidiaries; (C) 13,636,364 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding options granted under the GXS Holdings, Inc. Stock Incentive Plan, of which options for not more than 12,600,000 shares of Common Stock have been granted as of the date of this Agreement. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of Parent are as set forth in its certificate of incorporation.

     (b)  Except as set forth in Section 5.2(a) and except for certain pre-emptive rights of GE Investments, Inc. under its stockholders agreement with Parent and certain obligations of Parent to issue additional Parent Capital Stock to Celarix, Inc. under an earnout provision in the Asset Purchase Agreement between Parent and Celarix, Inc., and as contemplated by this Agreement, (i) there are no other shares of Parent Capital Stock outstanding, (ii) no subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire securities of Parent and to which Parent is a party is authorized or outstanding, and (iii) there is no commitment by Parent to issue shares, subscriptions, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset. Except as provided for in its Certificate of Incorporation, Parent has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its securities or any interest therein or to pay any dividend or make any other distribution in respect thereof. Except for the stockholders agreement between Parent and GE Investments, Inc. (the “Parent Stockholders Agreement”), there are no voting trusts or agreements, stockholders’ agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights, registration rights or proxies relating to any securities of Parent to which Parent is a party or, to Parent’s knowledge, to which Parent is not a party.

All of the outstanding securities of Parent were issued in compliance with all applicable Federal and state securities laws.

     (c)  The Parent Share Price is equal to the value of the Parent Shares as established in all prior issuances of Parent Preferred Stock, and the ratio of Parent Preferred Stock to Parent Common Stock in the Stock Consideration is identical to the ratio of Parent Preferred Stock to Parent Common Stock used in all prior issuances of Parent Preferred Stock.

     Section 5.3. Authority; Issuance.

     (a)  Each of Parent and Merger Sub has all necessary corporate power and authority (i) to execute and deliver this Agreement and any other agreement to which Parent or Merger Sub is a party, the execution and delivery of which is contemplated hereby, including the Exchange Agreement (together with this Agreement, the “Transaction Agreements”), (ii) to issue and sell Parent Shares and Parent’s Common Stock issuable upon conversion thereof (the “Conversion Shares”), (iii) to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by the Company under the Transaction Agreements and (iv) to consummate the Merger and the other transactions contemplated by the Transaction Agreements. The execution and delivery of the Transaction Agreements by each of Parent and Merger Sub, the issuance of Parent Shares, and the Conversion Shares upon conversion thereof, and the consummation by each of Parent and Merger Sub of the transactions contemplated hereunder have been, or will be on the Closing Date, duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the Transaction Agreements or to consummate the transactions contemplated thereunder, other than, with respect to the Merger, the filing of the Certificate of Merger. The Transaction Agreements have been, or will be on the Closing Date, duly authorized and validly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement constitute a legal, valid and binding obligation of the other parties hereto, constitute legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to (i) the effect of applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and (ii) the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

     Section 5.4. No Conflict. The execution, delivery and performance by Parent and Merger Sub of the Transaction Agreements do not:

     (a) violate or conflict with any term or provision of the certificate of incorporation or bylaws (or other charter documents) of Parent or Merger Sub;

     (b)  conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Parent or Merger Sub;

     (c)  except as would not have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereby, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien on any of the assets or properties of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which Parent or Merger Sub is a party or by which any of such assets or properties is bound or affected;

     (d)  result in the creation of any lien on the Parent Shares constituting the Stock Consideration; or

     (e)  except for the consent of Parent to deliver the Parent Common Stock constituting the Stock Consideration hereunder, require any consent, approval, authorization or other action by or on behalf of Parent or Merger Sub, or filing with or notification to, any governmental or regulatory authority or any other person.

     Section 5.5. Required Filings and Consents The execution and delivery of the Transaction Agreements by Parent and Merger Sub do not, and the performance thereof by Parent and Merger Sub will not, require Parent or any Parent Subsidiary to obtain or make, as the case may be, any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity except for (i) those consents, approvals, authorizations and permits as set forth in Section 5.5 of the Parent Disclosure Letter, which shall have been obtained or made by Parent and Merger Sub prior to Closing, (ii) filings pursuant to state and/or federal securities laws and (iii) with respect to the Merger, the filing of the Certificate of Merger. Neither Parent nor any of Parent Subsidiaries is a party to any contract or other agreement that would prohibit the transactions contemplated by this Agreement.

     Section 5.6. SEC Filings; Parent Financial Statements.

     (a)  GXS Corporation, a wholly owned subsidiary of Parent, has filed all forms, reports, schedules, statements and other documents (including all exhibits, annexes, supplements and amendments to such documents) required to be filed by it under the Exchange Act and the Securities Act (collectively, including any such documents filed subsequent to the date of this Agreement but before the Closing Date, the “Parent SEC Reports”). The Parent SEC Reports, including any financial statements or schedules included or incorporated therein by reference, at the time they were filed, (i) complied in all material respects with the requirements of the Exchange Act or the Securities Act or both, as the case may be, applicable to those Parent SEC Reports and (ii) did not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements made in those Parent SEC Reports, in the light of the circumstances under which they were made, not misleading. Except as described in the Parent SEC Reports, no Parent Subsidiary is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any documents with the Commission or any national securities exchange or quotation service or comparable governmental entity.

     (b)  Each of the consolidated balance sheets included in the Parent SEC Reports (including the related notes and schedules) fairly presented, in all material respects, the consolidated financial position of the respective entities as of the dates set forth in those consolidated balance sheets (subject, in the case of unaudited quarterly statements, to notes and normal year-end audit adjustments), in each case in conformity with U.S. GAAP. Each of the consolidated statements of income and of cash flows included in Parent SEC Reports (including any related notes and schedules) fairly presented, in all material respects, the consolidated income and cash flows, as the case may be, of Parent and the consolidated Parent Subsidiaries for the periods set forth in those consolidated statements of income and of cash flows (subject, in the case of unaudited quarterly statements, to notes and normal year-end audit adjustments), in each case in conformity with U.S. GAAP consistently applied throughout the periods indicated.

     Section 5.7. Absence of Changes. Except as contemplated by this Agreement, since September 30, 2003, there has not been:

(a) except as set forth in Section 5.7 of the Parent Disclosure Letter, any state of affairs or change that has had a material adverse effect on the business, assets, properties, results of operations or condition (financial or otherwise) of Parent and Parent’s subsidiaries, taken as a whole, or that has materially impaired the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, excluding any condition or event affecting the economy generally or the electronic data interchange and transaction management services industries generally;

(b) any material change in the method of accounting or accounting practice of Parent and the Parent Subsidiaries; or

(c) any direct or indirect redemption, purchase or other acquisition of any shares of capital stock of Parent or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) in respect of such capital stock.

     Section 5.8. Brokers. Neither Parent nor any Parent Subsidiary has any contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

     Section 5.9. Registration Rights. Except as provided in the Parent Stockholders Agreement and certain rights of holders of GXS Corporation’s currently outstanding debt securities, the Company is presently not under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may subsequently be issued.

ARTICLE VI

COVENANTS OF THE COMPANY

     Section 6.1. Conduct of the Company. From the date hereof until the Closing Date, the Company and each Company Subsidiary shall conduct its businesses in the ordinary course consistent with past practice and to use its best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date and except as contemplated by this Agreement or otherwise consented to in writing by Parent, Company will and will not permit any Company Subsidiary to:

     (a)  adopt or propose any change in its certificate of incorporation or bylaws;

     (b)  merge or consolidate with any other person or acquire a material amount of assets from any other person;

     (c)  sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice; or

     (d)  agree or commit to do any of the foregoing.

The Company will not, and will not permit any Company Subsidiary to (i) take or agree or commit to take any action that would make any representation or warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date, or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time. In addition, the Company shall give Parent and Merger Sub prompt notice of any demands received by the Company for appraisal of Company Capital Stock, and Parent and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent and Merger Sub, make any payment with respect to, or settle or offer to settle, any such demands.

     Section 6.2. Access to Information. From the date hereof until the Closing Date, the Company will (i) give, and will cause each Company Subsidiary to give, Parent, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and the Company Subsidiaries and to the books and records of the Company relating to the Company and the Company Subsidiaries, (ii) furnish, and will cause each Company Subsidiary to furnish, to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company or any Company Subsidiary as such persons may reasonably request, (iii) instruct its employees who know of this Agreement and the transactions contemplated hereby, counsel and financial advisors or any Company Subsidiary to cooperate with Parent in its investigation of the Company or any Company Subsidiary, and (iv) to the extent reasonable, assist Parent in arranging telephone interviews with executive level representatives of up to eight (8) significant customers of the Company. No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Company hereunder.

     Section 6.3. Notices of Certain Events. The Company shall promptly notify Parent of:

     (a)  any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

     (b)  any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

     (c)  any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Company Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 3.6 and 3.7 or that relate to the consummation of the transactions contemplated by this Agreement.

     Section 6.4. Resignations. Company will deliver to Parent the resignations of all officers and directors of the Company and each Company Subsidiary who will cease to be officers, directors or employees of the Company or any of its affiliates after the Closing Date from their positions with the Company or any Company Subsidiary at or prior to the Closing Date.

     Section 6.5. Termination of Exclusivity Arrangements. The Company shall use its reasonable commercial efforts to obtain the right to terminate exclusivity requirements included in distribution arrangements with respect to Korea, Australia, New Zealand, Belgium, the Netherlands and Luxembourg.

     Section 6.6. Tax Matters.

     (a) Neither the Company nor any Company Subsidiary shall make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any material amended returns or claims for material tax refunds, enter into any closing agreement, surrender any tax claim, audit or assessment, surrender any right to claim a tax refund, offset or other reduction in tax liability surrendered, consent to any extension or waiver of the limitations period applicable to any tax claim or assessment or take or omit to take any other action other than in the ordinary course of business, if any such action or omission would have the effect of increasing the tax liability or reducing any tax asset of the Company or any Company Subsidiary.

     (b)  The Company shall establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all taxes due with respect to any period ending prior to or as of the Effective Time.

ARTICLE VII

COVENANTS OF PARENT

     Section 7.1. Certain Conduct of Parent. From the date hereof until the Closing Date, in the event Parent shall undertake any of the following actions, Parent shall promptly notify the Company:

     (a)  adopt or propose any change in its certificate of incorporation;

     (b)  merge or consolidate with any other person;

     (c)  issue any Parent Shares or securities convertible into or exercisable for, or any rights, warrants or options or other rights to acquire, Parent Shares, other than (i) the issuance of Parent Shares upon exercise or conversion of stock options, restricted stock units, warrants or other rights outstanding on the date hereof in accordance with their present terms, (ii) the award of stock options to purchase Parent Common Stock in connection with promotions and new employee hires in the ordinary course of business and consistent with past practice, or (iii) pursuant to contracts or agreements in force at the date of this Agreement; or

     (d)  make any material change to its capital structure which would have a disproportionate effect on the Company or the shares of Parent Stock to be issued to the Holders in connection with the Merger.

     Section 7.2. Access to Information. From the date hereof until the Closing Date, Parent will give, and will cause each Parent subsidiary to give, the Company and its counsel, and other authorized representatives as agreed to by Parent, reasonable access to, subject to the confidentiality provisions set forth in Section 8.5, and except as determined in good faith to be appropriate to ensure compliance with any applicable laws and regulations and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, such financial and operating data and other information relating to the Parent or any Parent subsidiary as the Company may reasonably request. No investigation by the Company or the Holders or other information received by the Company or the Holders shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Parent or any Parent subsidiary hereunder.

     Section 7.3. Notices of Certain Events. Parent shall promptly notify the Company and Holders of:

     (a)  any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

     (b)  any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

     (c)  any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Parent or any Parent Subsidiary that relate to the consummation of the transactions contemplated by this Agreement.

     Section 7.4. Employee Benefits Matters.

     (a)  Effective as of the Effective Time, Parent shall provide, or cause the Surviving Corporation and its subsidiaries and successors to provide, those persons who, at the Effective Time, were employees of the Company and its subsidiaries and who continue as employees of the Surviving Corporation after the Effective Time (“Covered Employees”), with benefits and compensation during their continuing employment that are substantially equivalent, in the aggregate, to the compensation and benefits provided to other employees of Parent; provided that the foregoing shall not require the continuation of the Company Option Plan, which shall be terminated as of the Effective Time; provided, further, that nothing herein shall restrict Parent or the Surviving Corporation from terminating the employment of any such employees in accordance with applicable laws and contractual rights, if any, of such employees.

     (b)  Except as otherwise prohibited by the terms of any applicable insurance policy, Parent will, or will cause the Surviving Corporation to: (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Covered Employees under any welfare plan that such employees may be eligible to participate in after the Effective Time; (ii) provide each such Covered Employee with credit for any co-payment and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time; and (iii) provide each Covered Employee with credit for purposes of vesting and eligibility for all service with the Company and its affiliates under each employee benefit plan, policy, program, or arrangement of Parent or its affiliates in which such employees are eligible to participate to the extent such service was credited for similar purposes under similar plans of the Company or any Company Subsidiary; provided, however, that in no event shall the Covered Employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service.

     (c)  Parent shall (i) cause the Surviving Corporation after the consummation of the Merger to pay all amounts provided under all of the Company’s Benefit Plans in accordance with their terms, and (ii) honor and cause the Surviving Corporation to honor all rights, privileges and modifications to or with respect to any Benefit Plans which become effective as a result of such change in control in accordance with their terms, subject in each case to all rights to amend or terminate any Benefit Plan in accordance with its terms.

     (d)  Parent management shall use its best efforts to recommend to Parent’s board of directors, at its first meeting after the Closing Date, that certain grants of Parent Common Stock be made to certain Company executive officers and selected other employees of the Company determined by Parent in its sole discretion in accordance with the Parent Option Plan and consistent with existing terms and procedures for comparably situated Parent officers and employees, subject to final approval by Parent’s board of directors and the Human Resources and Compensation Committee thereof.

     Section 7.5. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

     (a)  For six (6) years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by laws of the State of Delaware or any other applicable laws or as provided under the Company Certificate of Incorporation and the Company’s bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

     (b)  For six years after the Effective Time, the Surviving Corporation shall provide officers’ and directors’ liability insurance to the extent such insurance can be obtained by the Surviving Corporation using its reasonable best efforts, in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that in satisfying its obligation under this Section 7.5(b), the Surviving Corporation shall not be obligated to pay premiums in excess of an aggregate amount of $95,000.

     (c)  If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.5.

The rights of each Indemnified Person under this Section 7.5 shall be in addition to any rights such Indemnified Person may have under the Company Certificate of Incorporation or the Company’s bylaws or the comparable organizational documents of any of the Company Subsidiaries, or under Delaware law or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of the Company Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person and his heirs and representatives.

ARTICLE VIII

COVENANTS OF THE PARTIES

     Section 8.1. Consents; Filings; Further Action. Subject to the terms and conditions of this Agreement, each of the parties to this Agreement shall use commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement, (ii) obtain from governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, (iii) make all necessary filings, and thereafter make any other submissions either required or deemed appropriate by each of the parties, with respect to this Agreement and the Merger and the other transactions contemplated by this Agreement required to secure an exemption from registration for the issuance of the Parent Shares under applicable federal and state securities laws.

     Section 8.2. Expenses. Except as otherwise provided herein, whether or not the Merger is consummated, all expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense including without limitation Company Transaction Expenses.

     Section 8.3. Board of Directors Position. Promptly following the closing, Tom Thomas will be terminated as an employee by the Surviving Corporation and shall become a consultant to the Surviving Corporation on terms reasonably satisfactory to Parent and Mr. Thomas; and thereafter Parent shall use its best efforts to cause the board of directors of Parent or a subsidiary of Parent to designate Mr. Thomas as an observer to such board of directors or comparable body while Mr. Thomas remains a consultant to Parent. Following termination of Mr. Thomas’ consulting relationship with Parent, Parent will use its best efforts to permit Mr. Thomas to retain his role as an observer to such board of directors or comparable body until the end of 2005, subject in each case to his termination as a result of cause or inability to perform the agreed duties as a board observer.

     Section 8.4. Certain Employees. Immediately prior to the Effective Time, the Company shall terminate the employment of up to five (5) Company employees, the final list of such employees to be mutually agreed to by the Company and Parent. The Company shall provide such severance benefits as consistent with the Company’s benefit plans and policies as in effect immediately prior to the Effective Time. Parent shall cause the Surviving Corporation to continue to provide or pay any such severance benefits owed to such employees to the extent such benefits continue after the Effective Time.

     Section 8.5 Confidentiality. (a) Except as necessary for the consummation of the transactions contemplated by this Agreement, including Parent’s obtaining financing related hereto or any required notification to its existing lenders, and except as and to the extent required by law (including without limitation federal or state securities laws and the regulations of the securities markets), each party will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement using the same standard of care that it uses to protect its own information of a similar nature but in any case not less than a reasonable degree of care. Notwithstanding the foregoing, Parent’s and Merger Sub’s confidentiality obligations solely in respect of information concerning the Company and its operation shall terminate as of the Effective Time. However, the receiving party will not be required to keep confidential any information which is or shall become publicly available without fault on the part of the receiving party; is already in the receiving party’s possession prior to receipt from the disclosing party; is independently developed by the receiving party; is disclosed by the disclosing party to third parties without similar restrictions; or is rightfully obtained by the receiving party from third parties without restriction. In the event that the transactions contemplated hereunder are not consummated or this Agreement is terminated for any reason, each party will return to the other party or destroy all documents and materials obtained by such party from the other party in connection with the transactions contemplated by this Agreement.

     (b)  Following the Closing, for a period of five (5) years following the Effective Time, the Holders shall, and shall cause their respective directors, officers, employees, consultants, advisors or agents to, maintain any proprietary or confidential information of the Company or Parent in confidence as provided in subsection (a) above, and shall not disclose divulge or otherwise communicate such information to any third party, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement or any Transaction Document.

     Section 8.6 Press Releases. Prior to the Closing Date, no party shall issue any press release or make public announcement relating to the transactions contemplated hereunder without the prior consent of the other parties hereto, except that any party may make any disclosure required to be made by it under applicable law (including without limitation federal or state securities laws and the regulations of the securities markets) if it determines in good faith that it is appropriate to do so and gives notice to the other party hereto. Parent and the Company shall jointly prepare and determine the timing of, the initial press release, or other announcement to the public or the news media relating to the transactions contemplated hereunder.

     Section 8.7 North Carolina Permit. As promptly as practicable (and in any event within 10 business days) after the execution of this Agreement, Parent and the Company shall prepare the necessary documents and Parent shall apply to obtain a permit (a “North Carolina Permit”) from the Department of the Secretary of State of the State of North Carolina through a Fairness Hearing, pursuant to Section 78A-30 of the North Carolina General Statutes, so that the issuance of the Parent Stock in the Merger shall be exempt from registration under the Securities Act, by virtue of the exemption from registration contained in Section 3(a)(10) thereof. Each of Parent and the Company shall cooperate with, and provide information to, the other in connection with the application for the North Carolina Permit. The Company and Parent will respond to any comments from the Department of the Secretary of State of the State of North Carolina and use their commercially reasonable efforts to have the North Carolina Permit granted as soon as practicable after such filing. None of the information supplied by the Company or Parent to the other in connection with the North Carolina Permit application or any other document prepared to comply with federal or state securities laws shall contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IX

CONDITIONS TO THE MERGER

     Section 9.1. Conditions to Obligations of Each Party. The obligations of the Company, Parent, Merger Sub and the Holders to consummate the Merger are subject to the satisfaction of the following conditions:

     (a)  This Agreement and the transactions contemplated hereby shall have been approved by all required votes of the Company stockholders, including a separate vote of the Company Series A1 Stock.

     (b)  No provision of any applicable law or regulation and no judgment, injunction, order or decree issued by any court or governmental body having competent jurisdiction shall prohibit the consummation of the Merger.

     (c)  Prior to the Effective Time, the Company shall obtain the approval of the holders of more than 75% of its outstanding voting stock (excluding shares held by any disqualified individuals) with respect to all potential 280G benefits that are or may be payable to any disqualified individual in connection with or as a result of the Merger.

     Section 9.2. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a)  (i) The Company and each of the Holders shall have performed in all material respects all of their obligations hereunder required to be performed by them on or prior to the Closing Date, (ii) the representations and warranties of the Company and the Holders contained in this Agreement and in any certificate or other writing delivered by them pursuant hereto (A) that are qualified by materiality or Company Material Adverse Effect shall be true at and as of the Closing Date as if made at and as of such date, and (B) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Closing Date as if made at and as of such time, and (iii) Parent shall have received a certificate signed by the President and Chief Executive Officer of the Company to the foregoing effect.

     (b)  The Company shall have made or stand willing to make delivery of all of the deliveries set forth in Section 1.4(a).

     (c)  No material claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any United States, federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body (each, a “Governmental Authority”) shall have been threatened by, or commenced before, any Governmental Authority against the Company, any of the Holders, the Merger Sub or Parent, seeking to restrain or materially and adversely alter the transactions contemplated.

     (d)  There shall not have been any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger by any court, government or governmental authority or agency, domestic or foreign, that, in the reasonable judgment of Parent could, directly or indirectly, result in any of the consequences referred to in Section 9.02(c) above.

     (e)  The Company shall have received and delivered to Parent copies of each of the consents and approvals to be mutually agreed to by the Company and Parent (“Required Consents”) necessary in connection with the consummation of the transactions contemplated by this Agreement or to enable the Company to continue to carry on its business as currently conducted.

     (f)  The Company shall have delivered to Parent a certification pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c), signed by the Company and dated not more than 15 days prior to the Closing Date to the effect that the Company is not nor has it been within five (5) years of the date of the certification a “United States real property holding corporation” as defined in Section 897 of the Code.

     (g)  Parent shall have received a waiver by GE Investments, Inc., in form and substance reasonably satisfactory to Parent, of any pre-emptive rights with respect to any issuance of shares of capital stock of Parent in the proposed transactions.

     (h)  Parent shall have received a consent required pursuant to the Loan and Security Agreement dated March 21, 2003 to which Parent is a party.

     (i)  Parent shall have completed to its satisfaction up to eight (8) customer telephone calls with a mutually agreed list of significant customers of the Company and the Company shall have assisted in arranging calls with executive level representatives of all such customers.

     (j)  Parent shall have received confirmation, in form and substance satisfactory to Parent, that the Company shall have initiated the termination of the Company Option Plan and all Company Stock Options thereunder.

     (k)  Parent shall have received written confirmation, in form and substance satisfactory to Parent, that the Company shall have provided appropriate notice in order to initiate the termination (or assumption by Parent, as applicable) of the Company Warrants and all other rights to purchase equity interests of the Company.

     (l)  Up to ten (10) Company employees to be mutually agreed to by the Company and Parent shall have agreed to retention agreements in form and substance satisfactory to Parent, and up to three (3) Company employees to be mutually agreed to by the Company and Parent shall have accepted written offers of employment with the Surviving Corporation.

     (m)  There shall be no material liens outstanding with respect to any assets of the Company except for security interests filed with respect to specific assets subject to equipment leases in connection with such leases.

     (n)  Parent shall have received written confirmation, in form and substance satisfactory to Parent, that licenses for up to four (4) third party software products to be mutually agreed to by the Company and Parent embedded in Company’s products (“Material Software Licenses”) shall be current with at least 6 months remaining in the current term.

     (o)  Parent shall have received written confirmation, in form and substance satisfactory to Parent, that any Material Software Licenses for third party software products embedded in Company’s products shall be subject to a software escrow arrangement in favor of the Company providing for release of source code for such software in the event the vendor fails to meet its support obligations or Parent shall otherwise be reasonably assured that those or comparable products will be and remain available without material disruption of the Company’s business.

     (p)  Parent shall have received a counterpart signature to joint written instructions to the Deposit Escrow Agent releasing all funds held by the Deposit Escrow Agent pursuant to the Deposit Escrow Agreement to Parent on the date of the Closing.

     (q)  The Company has obtained or will obtain prior to the Effective Time all necessary consents to cause the Registration Rights Agreement and the Stockholders Agreement to terminate as of the Closing, and each such agreement shall terminate at the Closing without further action by any party.

     (r)  The State of North Carolina shall have conducted a Fairness Hearing and shall have reached a favorable conclusion with respect to the Merger and the actions and agreements contemplated thereby or (ii) an applicable exemption from registration under the Securities Act shall exist permitting the lawful issuance of Parent Shares in connection with this transaction.

     (s)  The Company shall have conducted a meeting of all of the stockholders of the Company at which stockholders making up not more than five percent (5%) of the outstanding Company Capital Stock as of the record date for such meeting shall have demanded appraisal rights pursuant to Section 262(d)(1) of the DGCL.

     (t)  The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the termination of the Company’s 401(k) plan as of the Effective Time.

     Section 9.3. Conditions to Obligations of the Company and the Holders. The obligation of the Company and the Holders to consummate the Merger is subject to the satisfaction of the following further conditions:

     (a)  (i) Parent and Merger Sub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Parent and Merger Sub contained in this Agreement and in any certificate or other writing delivered by Parent or Merger Sub pursuant hereto (A) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Closing Date as if made at and as of such date, and (B) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Closing Date as if made at and as of such time, and (iii) the Company shall have received a certificate signed by the Chief Executive Officer or Senior Vice President of Parent to the foregoing effect.

     (b)  Parent and Merger Sub shall have made or stand willing to make delivery of all of the deliveries set forth in Section 1.4(b).

     (c)  The Company shall have received all other documents it may reasonably request relating to the existence of Parent and the authority of Parent for this Agreement, all in form and substance reasonably satisfactory to the Company.

ARTICLE X

SURVIVAL; INDEMNIFICATION

     Section 10.1. Survival.

     (a)  All representations and warranties made in this Agreement or in any document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the other party, and shall survive the Closing and shall continue to be fully effective and enforceable for a period beginning on the Closing and ending 24 months following the Closing (the “Survival Period Termination Date”). Notwithstanding the foregoing, any claim for indemnification that is asserted by written notice as provided in Section 10.5 prior to the Survival Period Termination Date shall survive (and the related representation and warranty shall survive) until resolved by Parent and the Company Stockholder Representative or pursuant to a final, nonappealable judicial determination.

     (b)  All covenants set forth in this Agreement required to be performed or complied with prior to the Closing shall survive the Closing and shall survive for a period beginning on the Closing and ending on the Survival Period Termination Date. Notwithstanding the foregoing, any claim for indemnification that is asserted by written notice as provided in Section 10.4 prior to the Survival Period Termination Date shall survive (and the related representation and warranty shall survive) until resolved by

Parent and the Company Stockholder Representative or pursuant to a final nonappealable judicial determination. All covenants set forth in this Agreement required to be performed or complied with after the Closing shall continue forever.

     Section 10.2. Indemnification Provisions for Benefit of Parent and the Holders.

(a) Each Holder, jointly and not severally, shall indemnify Parent for any and all loss, damage, cost (including allocable costs of employees), reasonable expense (including court costs, amounts paid in settlement, judgments, attorneys’ fees or other expenses for investigating and defending), diminution in value, suit, action, claim, deficiency, liability or obligation (collectively, “Loss”) suffered by Parent, the Surviving Corporation or any of their officers, directors, agents, stockholders, representatives, parents, subsidiaries, affiliates, successors and assigns, related to, caused by or arising from (i) any breach of a representation or warranty by the Company or such Holder, (ii) prior to the Effective Time, any failure by the Company or such Holder to fulfill any covenant or agreement, in each case contained herein or in any other agreement, instrument or other document delivered pursuant hereto, (iii) any action or claim made by any holder of Company Capital Stock in connection with the exercise of such holder’s rights pursuant to Section 262 of the DGCL (other than amounts relating to such actions or claims that were included as Company Transaction Expenses pursuant to Section 2.1(c)(iv)) or any other claim challenging the treatment of any Company stockholder in connection with the Merger or as a result of any prior restructuring or recapitalization undertaken by the Company prior to the Effective Time, (iv) any action by the board of directors or any officer of the Company occurring prior to the Effective Time, (v) any claim related to the Company Option Plan, any Company Stock Options, Company Warrants or other obligations of the Company or any Company Subsidiary to issue equity interests; (vi) any tax of the Company or any Company Subsidiary relating to a Pre-Closing Tax Period, (vii) any transfer, documentary, sales, use, stamp, registration, value added or other such tax or fee (including any penalties and interest) incurred in connection with the Merger (including any real property transfer tax or any similar tax but excluding amounts relating to such taxes or fees that were included as deductions to the Cash Consideration pursuant to Section 2.1(c)(i)) (any tax referred to in (vi) or (vii), an “Indemnifiable Tax”), (viii) any claims or pending or threatened litigation by a former French employee of the Company, as further described in the second paragraph under Section 3.6(a) of the Company Disclosure Letter, and (ix) any claims or pending or threatened litigation relating to the matter described in the last paragraph under Section 3.6(a) of the Company Disclosure Letter (provided, however, that the Holders’ obligation to indemnify Parent under this clause (ix) shall only apply to Losses that, in the aggregate, exceed $50,000). In addition, if, after the Effective Time, (w) the holder of any of the warrants identified on Schedule 2.4 shall exercise all or any portion of such warrants for the consideration to which such holder would be entitled under the provisions of Article II, (x) the holder of any warrant to purchase shares of HAHT Commerce S.A. (formerly iMediation S.A., “HAHT S.A.”) identified in Section 3.4(b) of the Company Disclosure Letter (each an “S.A. Warrant”) shall exchange such S.A. Warrant for cash for the consideration to which such holder would be entitled under the provisions of Article II (and otherwise in accordance with the exchange terms offered such holder prior to the date hereof), (y) the holder of any S.A. Warrant shall exchange such S.A. Warrant for a warrant to purchase shares of Company Capital Stock (and otherwise in accordance with the exchange terms offered such holder prior to the date hereof), which warrant is subsequently exercised for the consideration to which such holder would be entitled under the provisions of Article II, or (z) the holder of any shares of HAHT S.A. identified in Section 3.4(b) of the Company Disclosure Letter shall exchange such HAHT S.A. shares for cash or the consideration to which such holder would be entitled under the provisions of Article II (and otherwise in accordance with the exchange terms offered such holder prior to the date hereof), then each Holder, jointly and not severally, shall indemnify Parent for the amount by which the aggregate cash and the aggregate fair market value of the Parent Shares issuable pursuant to such exercise or exchange exceeds the amount of cash or other consideration, if any, received by Parent in connection with such exercise or exchange; provided that, for purposes of this sentence the “fair market value” of any Parent Share shall mean (A) the closing price of such Parent Share on the date of such exchange or exercise, if such Parent Shares are then traded on any exchange or other public market, or (B) if no such public market exists, an amount determined by the Parent Board of Directors acting in good faith after considering all relevant factors. The term “Pre-Closing Tax Period” means any tax period ending on or before the Closing Date; and, with respect to a tax period that begins on or before the Closing Date and ends thereafter, the portion of such tax period ending on the Closing Date. For purposes of this Section 10.2(a), in the case of any taxes that are imposed on a periodic basis and are payable for a tax period that includes (but does not end on) the Closing Date, the portion of such tax related to the portion of such tax period ending on and including the Closing Date shall (x) in the case of any taxes other than gross receipts, sales or use taxes and taxes based upon or related to income, be deemed to be the amount of such tax for the entire tax period multiplied by a fraction the numerator of which is the number of days in the tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire tax period, and (y) in the case of any tax based upon or related to income and any gross receipts, sales or use tax, be deemed equal to the amount which would be payable if the relevant tax period ended on and included the Closing Date. All determinations necessary to give effect to the allocation set forth in the foregoing clause (y) shall be made in a manner consistent with prior practice of the Company and the Company Subsidiaries.

(b) Parent shall indemnify the Holders and, with respect to (ii) below, the Company, for any and all Loss suffered by the Holders, the Company or any of their respective officers, directors, agents, stockholders, representatives, parents, subsidiaries, affiliates, successors and assigns, related to, caused by or arising from (i) any breach of a representation or warranty by Parent or Merger Sub, or (ii) prior to the Effective Time, any failure by Parent or Merger Sub to fulfill any covenant or agreement, in each case contained herein or in any other agreement, instrument or other document delivered pursuant hereto.

     Section 10.3. Calculation of Losses. Solely for the purposes of determining Losses pursuant to this Article X, any requirement in a representation or warranty that an event or fact be material or have a Material Adverse Effect, which is a condition to such event or fact constituting an inaccuracy or breach of such representation or warranty, shall be ignored and all Losses arising out of the inaccuracy or breach of such representation or warranty shall be taken into account for purposes of determining the rights of a party to indemnification pursuant to this Article X. The amount of any indemnification payable under any of the provisions of this Article X shall also be net of insurance proceeds, if any, actually received by the indemnified party.

     Section 10.4. Limitation of Indemnification Obligation.

               (i) Parent shall be entitled to recover amounts in respect of any claim for indemnification for breach of a covenant, representation or warranty under this Agreement by the Company only after the aggregate amount of all such claims exceeds $50,000 (the “Basket”), but thereafter Parent shall be entitled to recover all such amounts from the first dollar of Losses incurred, subject, in the aggregate, to the amount of Escrowed Consideration. In no event shall the Holders be liable hereunder for amounts that in the aggregate exceed the total amount of Escrowed Consideration. Notwithstanding the foregoing, any claim (i) resulting from the inaccuracy or breach of Section 3.12 hereof or (ii) with respect to an Indemnifiable Tax shall be recoverable from the first dollar and shall not be subject to the Basket nor shall it be included in calculating whether the Basket has otherwise been exceeded.

               (ii) The Company and the Holders collectively shall be entitled to recover amounts in respect of any claim for indemnification for breach of a covenant, representation or warranty under this Agreement by Parent or Merger Sub only to the extent the aggregate amount of all such claims exceeds the Basket but thereafter Company and the Holders shall be entitled to recover all such amounts from the first dollar of Losses incurred. In no event shall Parent or Merger Sub be liable hereunder for amounts that in the aggregate exceed the initial value of the Escrowed Consideration, determined as of the Effective Time and valuing and Stock Consideration included in the Escrowed Consideration in accordance with the definition of Stock Consideration.

               (iii) Amounts due from the Holders under this Section 10.4 shall be recovered solely from the Escrowed Consideration then held pursuant to the Escrow Agreement in accordance with the terms and conditions of the Escrow Agreement and shall be paid first in cash and, if no cash remains in the Escrowed Consideration, in Parent Shares (such shares to be valued in accordance with the definition of Stock Consideration). Amounts due from Parent or Merger Sub under this Section 10.4 shall be paid in cash or, with the prior written consent of the Company Stockholder Representative, in Parent Shares (such shares to be valued in accordance with the definition of Stock Consideration), at the election of Parent. In accordance with, and subject to, the terms and conditions of the Escrow Agreement, on the 12-month anniversary of the Effective Time, all remaining Cash Consideration included in the Escrowed Consideration held pursuant to the Escrow Agreement shall be released to the Holders and on the 24-month anniversary of the Effective Time, all remaining Escrowed Consideration held pursuant to the Escrow Agreement shall be released to the Holders; provided, however, that on each such date, a portion of the Escrowed Consideration that would otherwise be released may be retained to accommodate any pending indemnification claim(s). On each such date, any released Escrowed Consideration shall be distributed to the Holders (on a pro rata basis and in accordance with the Escrow Agreement) as promptly as practicable, but in no event later than thirty days following such date.

     Section 10.5. Notice of Indemnification. A party seeking indemnification under this Article X (the “Indemnified Party”) shall promptly notify the party to provide indemnification under this Article X (the “Indemnifying Party”) in writing of any claim, demand, action or proceeding for which indemnification will be sought under Section 10.2, and, if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the Indemnifying Party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the Indemnified Party; provided, however, that an Indemnifying Party shall not have the right to assume the defense of any third party claim in respect of taxes. The Indemnified Party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding. In connection with any such third party claim, demand, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession related to such claim. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If a firm written offer is made to settle any such third party claim, demand, action or proceeding, which offer does not involve any injunctive or non-monetary relief against the Indemnified Party, and the Indemnifying Party proposes to accept such settlement and the Indemnified Party refuses to consent to such settlement, then: (i) the Indemnifying Party shall be excused from, and the Indemnified Party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; and (ii) the maximum liability of the Indemnifying Party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the Indemnified Party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement. In the event that any party shall fail to make such commercially reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary herein, the other party shall not be required to indemnify any person for any Losses that could reasonably be expected to have been avoided if such efforts had been made.

     Section 10.6. Company Stockholder Representative; Approval of the Holders.

     (a)  Christopher Hollenbeck shall be constituted and appointed as agent (the “Company Stockholder Representative”) for and on behalf of the Holders to enter into the Escrow Agreement, to give and receive notices and communications made pursuant to this Agreement or the Escrow Agreement, to authorize delivery to Parent or the Surviving Corporation of the Escrowed Consideration in satisfaction of claims pursuant to this Agreement or the Escrow Agreement, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Company Stockholder Representative for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrowed Consideration from time to time upon not less than twenty (20) business days’ prior written notice to Parent. No bond shall be required of the Company Stockholder Representative, and the Company Stockholder Representative shall receive no compensation for his or her services. Notices or communications to or from the Company Stockholder Representative shall constitute notice to or from each of the Holders for purposes of this Agreement and the Escrow Agreement.

     (b)  The Company Stockholder Representative shall not be liable for any act done or omitted hereunder as Company Stockholder Representative while acting in good faith and not in a manner constituting gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Holders shall severally indemnify the Company Stockholder Representative and hold it harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Company Stockholder Representative and arising out of or in connection with the acceptance or administration of its duties hereunder.

     (c)  The approval by the Holders of the Merger shall be deemed to be approval of the terms of the provisions of this Article X, including indemnification of Parent under Section 10.2 and the appointment of the Company Stockholder Representative.

     (d)  A decision, act, consent or instruction of the Company Stockholder Representative shall constitute a decision of all Holders and shall be final, binding and conclusive upon each such Holder, and Parent and the Surviving Corporation may rely exclusively upon any such decision, act, consent or instruction of the Company Stockholder Representative as being the decision, act, consent or instruction of each and every Company Stockholder. Parent and the Surviving Corporation are each hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Company Stockholder Representative. Except for a notice regarding the change of the Company Stockholder Representative (as contemplated above), Parent and the Surviving Corporation shall each be entitled to disregard any notices or communications given or made by any Holder unless given or made through the Company Stockholder Representative, provided that Parent or the Surviving Corporation promptly deliver a copy of such notices or communications to the Company Stockholder Representative.

     Section 10.7. Merger Consideration Adjustment. Any amounts paid under this Article X will be treated as an adjustment to the aggregate consideration paid to the Holders.

ARTICLE XI

TERMINATION

     Section 11.1 Termination by the Company. This Agreement may be terminated by the Company and the Merger abandoned, if the Company is not then in material default, upon written notice to Parent, upon the occurrence of any of the following:

     (a) Conditions. Parent or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform is incapable of being cured by Parent or Merger Sub.

     (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any nonappealable final judgment, decree, or order that would prevent or make unlawful the Closing.

     (c)  Upset Date. If the Closing shall not have occurred on or before February 21, 2004.

     Section 11.2 Termination by Parent. This Agreement may be terminated by Parent and the purchase and the Merger abandoned, if neither Parent nor Merger Sub is not then in material default, upon written notice to the Company, upon the occurrence of any of the following:

     (a)  Conditions. the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform is incapable of being cured by the Company.

     (b)  Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any nonappealable final judgment, decree, or order that would prevent or make unlawful the Closing.

     (c)  Upset Date. If the Closing shall not have occurred on or before February 21, 2004.

     Section 11.3 Rights on Termination. If this Agreement is terminated pursuant to Section 11.1 or Section 11.2 and neither party is in material breach of any provision of this Agreement, the parties hereto shall not have any further liability to each other with respect to the subject matter hereof. If this Agreement is terminated due to the breach of any material provision of this Agreement by the Company, on the one hand or, Parent and Merger Sub, on the other, then the non-breaching party shall, as its sole remedy, be entitled to receive payment of $750,000 from the Deposit Escrow (the “Break-Up Fee”), which shall be deemed to be liquidated damages with respect to the Company. Each of Parent and the Company agree to issue joint written instructions to the Deposit Escrow Agent under the Deposit Escrow Agreement, to release the funds held under such agreement to the party to which such payment is due, including any interest thereon. The parties agree that the Break-Up Fee is a reasonable estimate of the damages that the Company and the holders of Company Stock would suffer in the event of such failure by Parent and Merger Sub to fulfill their obligations and is not in the nature of a penalty. Payment to the Company of the Break-Up Fee shall be deemed to constitute full liquidated damages and the exclusive remedy of the Company and the holders of Company Stock in respect of any breach by Parent and Merger Sub under or in connection with this Agreement and in lieu of any and all other damages, including without limitation all consequential, incidental and punitive damages, and neither the Company nor any holder of Company Stock shall have any further recourse against Parent of Merger Sub (or any partner, shareholder, officer, director, agent, employee, or affiliate) under or in connection with this Agreement.

ARTICLE XII

MISCELLANEOUS

     Section 12.1. Certain Definitions. For purposes of this Agreement:

(a) The term “affiliate,” as applied to any person, means any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, “control” (including, the correlative terms “controlling,” “controlled by” and “under common control with”), means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

(b) The term “business day” means any day, other than Saturday, Sunday or a United States federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time. In computing any time period under this Agreement, the date of the event which begins the running of such time period shall be included, except that if such event occurs on other than a business day such period shall begin to run on and shall include the first business day thereafter.

(c) The term “including” means, unless the context clearly requires otherwise, including but not limited to the things or matters named or listed after that term.

(d) Except as otherwise provided herein, the term “knowledge,” as applied to the Company, means the actual knowledge of Tom Thomas, Rowland Archer, Pamela Myers and Michael Boch, and, as applied to Parent, the actual knowledge of Gary Greenfield and Jeff McCroskey.

(e) The term “person” shall include individuals, corporations, limited and general partnerships, trusts, limited liability companies, associations, joint ventures, governmental entities and other entities and groups (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

(f) The term “subsidiary” or “subsidiaries” means, with respect to Parent, the Company or any other person, any corresponding or other entity of which Parent, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests constituting more than 50% of the voting or economic interest in such entity.

     Section 12.2. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     Section 12.3. Governing Law; Waiver of Jury Trial.

     (a)  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

     (b)  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH

PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.3(b).

     Section 12.4. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

     if to Parent:

Global eXchange Services, Inc.
100 Edison Park Drive
Gaithersburg, MD 20878
Attention: General Counsel
Fax: (301) 340-4251

     with copies to:

Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, CA 94025
Attention: David W. Ferguson
Fax: (650) 752-3700

     if to the Company:

HAHT Commerce, Inc.
3200 Atlantic Ave., Suite 204
Raleigh, NC 27604
Attention: Tom Thomas
Fax: (919) 786-5253

     with copies to:

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail
Suite 300
Raleigh, NC 27607
Attention: Donald R. Reynolds
Fax: (919) 781-4865

     if to the Company Stockholder Representative:

Christopher Hollenbeck
c/o Granite Ventures LLC
One Bush Street
San Francisco, CA 94104
Fax: (415) 591-7720

     with copies to:

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail
Suite 300
Raleigh, NC 27607
Attention: Donald R. Reynolds
Fax: (919) 781-4865

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

     Section 12.5. Entire Agreement. Except for the Transaction Documents, this Agreement (including any exhibits and annexes to this Agreement), the Company Disclosure Letter, the Holder Disclosure Letter and the Parent Disclosure Letter constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter of this Agreement.

     Section 12.6. No Third Party Beneficiaries. Except (i) as provided in Section 7.5 with respect to the Indemnified Persons, and (ii) as contemplated by Article II with respect to the holders of issued and outstanding shares of Company Stock as of immediately prior to the Effective Time (including their rights with respect to the receipt of Merger Consideration), this Agreement is not intended to confer upon any person other than the parties to this Agreement any rights or remedies under this Agreement.

     Section 12.7. Amendment. This Agreement may not be amended except by an instrument in writing approved by the Board of Directors of the Company and consented to by the Company Stockholder Representative and the Board of Directors of Parent; provided that, after the approval of this Agreement by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Company Stock shall be converted upon consummation of the Merger or that is otherwise prohibited by applicable law.

     Section 12.8. Obligations of Parent and of the Company. Whenever this Agreement requires a Parent Subsidiary to take any action, that requirement shall be deemed to include an undertaking on the part of Parent to cause that Parent Subsidiary to take that action. Whenever this Agreement requires a Company Subsidiary to take any action, that requirement shall be deemed to include an undertaking on the part of the

Company to cause that Company Subsidiary to take that action and, after the Effective Time, on the part of the Surviving Corporation to cause that Company Subsidiary to take that action.

     Section 12.9. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

     Section 12.10. Interpretation. The table of contents and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a Section, exhibit or annex, that reference shall be to a Section of or exhibit or annex to this Agreement unless otherwise indicated.

     Section 12.11. Assignment. This Agreement shall not be assignable by operation of law or otherwise without the prior written consent of the Company and Parent.

     Section 12.12. Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise reached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 12.13. Submission to Jurisdiction; Waivers; Consent to Service of Process. Each of Parent and the Company irrevocably agree that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns may be brought and determined in any Delaware state court or Federal court sitting in the State of Delaware, and each of Parent and the Company thereby (x) irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the personal jurisdiction of the aforesaid court in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (z) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than any Delaware state or Federal court sitting in the State of Delaware. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 12.4. Each of Parent and the Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) the defense of sovereign immunity, (b) any claim that it is not personally subject to the jurisdiction of the above-named court for any reason other than the failure to serve process in accordance with this Section 12.13 that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law the (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

[remainder of this page intentionally left blank; signature pages follow]

     IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the parties hereto, thereunto duly authorized, as of the date first written above.

GXS HOLDINGS, INC.

By:	/s/ Jeffrey McCroskey

Name: Jeffrey McCroskey
Title: Senior Vice President

GXS JANUARY, INC.

By:	/s/ Jeffrey McCroskey

Name: Jeffrey McCroskey
Title: Senior Vice President

HAHT COMMERCE, INC.

By:	/s/ Tom Thomas

Name: Tom Thomas
Title: Chairman, President, and CEO

HOLDERS:

By:	††

Name:
Title:

The above Holder is an “accredited investor” within the meaning of Rule 501 of the Securities Act* (check one):

☐ Yes

☐ No

*	A Holder will be considered an “accredited investor” if it falls within one of the eight categories set forth on Exhibit B attached hereto.

†† This agreement was signed by the following Holders:

Holder	Individual Signatory

HAHT Commerce, Inc.†	Tom Thomas President and CEO

Adobe Ventures II, L.P.†	Jackie Berterretche Attorney-in-Fact

Adobe Ventures IV, L.P.†	Jackie Berterretche Attorney-in-Fact

Todd U.S. Ventures, LLC†	Jackie Berterretche Attorney-in-Fact

Granite Ventures, L.P.†	Jackie Berterretche Attorney-in-Fact

Canaan Equity III, L.P.	Canaan Equity Partners III LLC Eric A. Young, Member/ Manager

Canaan Equity III Entrepreneurs LLC	Canaan Equity Partners III LLC Eric A. Young, Manager

CIBC WMV Inc.†	T. Rosenberg Managing Director

CIBC Employee Private Equity Fund Partners†	T. Rosenberg Managing Director

Sippl Macdonald Ventures I, L.P.†	Roger J. Sippl Managing Member

Sippl Macdonald Ventures II, L.P.†	Roger J. Sippl Managing Member

Sippl Macdonald Ventures III, L.P.†	Roger J. Sippl Managing Member

Sippl Investments, LLC†	Roger J. Sippl Managing Member

BA Capital Company, L.P.†	Ann H. Browning Managing Director

BANCAMERICA Capital Investors SBIC I, L.P.†	Ann H. Browning Managing Director

FCPR APAX France IV†	Edgard Misrahi Partner

FCPR APAX France VA†	Edgard Misrahi Partner

FCPR APAX France VB†	Edgard Misrahi Partner

FCPR APAX France VI†	Edgard Misrahi Partner

ALTAMIR & CIE†	Edgard Misrahi Partner

† This Holder checked the “yes” box to indicate that it is an “accredited investor” within the meaning of Rule 501 of the Securities Act.

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